Exhibit 2.1

EXECUTION COPY

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by

and

among

Team, Inc.,

TQ Acquisition, Inc.,

and

Quest Integrity Group, LLC,

John Zink Holdings, Inc.,

Ring Mountain Capital, LLC,

Quest Integrated, Inc.,

Alexius Group II, LLC,

Milton J. Altenberg

and

Todd Katz

Dated: November 2, 2010

TABLE OF CONTENTS

ARTICLE 1.	PURCHASE AND SALE OF MEMBERSHIP INTERESTS	1
1.1	Purchase and Sale of Membership Interests of the Company	1
1.2	Consideration for Membership Interests	2
1.3	The Closing	2
1.4	Deliveries at the Closing	3
1.5	Purchase Price Allocation	4

ARTICLE 2.	REPRESENTATIONS AND WARRANTIES	5
2.1	Representations and Warranties of Sellers	5
2.2	Representations and Warranties of Buyer and Newco	6

ARTICLE 3.	REPRESENTATIONS AND WARRANTIES	7

CONCERNING THE COMPANY		7
3.1	Entity Status	7
3.2	Power and Authority; Enforceability	7
3.3	No Violation	8
3.4	Brokers’ Fees	8
3.5	Capitalization	8
3.6	Records	8
3.7	Subsidiaries	9
3.8	Financial Statements	9
3.9	Subsequent Events	10
3.10	Liabilities	12
3.11	Legal Compliance	12
3.12	Tax Matters	12
3.13	Title to Assets	14
3.14	Real Property	14
3.15	Intellectual Property	15
3.16	Tangible Assets	17
3.17	Inventory	17
3.18	Contracts	17
3.19	Licenses	18
3.20	Receivables	18
3.21	Powers of Attorney	19
3.22	Insurance	19
3.23	Litigation	19
3.24	Labor; Employees	20
3.25	Employee Benefits	21
3.26	Environmental, Health, and Safety Matters	22
3.27	Customers	23
3.28	Suppliers	24
3.29	Affiliate Transactions	24
3.30	Permits	24
3.31	Foreign Corrupt Practices Act Compliance	24
3.32	Bank Accounts	24
3.33	Investment	24

ARTICLE 4.	ADDITIONAL AGREEMENTS	25
4.1	General	25
4.2	Cooperation	25
4.3	Litigation Support	25
4.4	JZH Non-Competition	25

i

4.5	JZH Confidentiality	27
4.6	Press Releases and Announcements	28
4.7	Waiver and Release	28
4.8	Termination of Existing Agreements	29
4.9	Buyer and Newco Stock Certificates	30
4.10	Director and Officer Indemnification	30
4.11	JZH Marks	30
4.12	Tax Matters	31

ARTICLE 5.	INDEMNIFICATION	32
5.1	Survival of Representations and Warranties	32
5.2	Indemnification Provisions for Buyer’s Benefit	33
5.3	Indemnification Provisions for Sellers’ Benefit	33
5.4	Indemnification Claim Procedures	34
5.5	Limitations on Sellers’ Indemnification Liability	36
5.6	Indemnification Fund	36
5.7	Other Indemnification Provisions	37
5.8	Non-Recourse Against Individuals	38

ARTICLE 6.	DEFINITIONS	38

ARTICLE 7.	MISCELLANEOUS	47
7.1	Entire Agreement	47
7.2	Successors	47
7.3	Assignments	47
7.4	Notices	47
7.5	Specific Performance	48
7.6	CONSENT TO JURISDICTION	48
7.7	Time	48
7.8	Counterparts	48
7.9	Headings	48
7.10	Governing Law	48
7.11	Amendments and Waivers	48
7.12	Severability	49
7.13	Expenses	49
7.14	Construction	49
7.15	Incorporation of Exhibits and Schedules	49
7.16	Delivery by PDF and Facsimile	49

ii

ATTACHMENTS

Exhibit A – List of Company Members and Membership Interests Ownership

Exhibit B – Put/Call Option Agreement

Exhibit C – Membership Interest Assignment

Exhibit D – Form of Non-Competition Agreement

Exhibit E – Form of Opinion of Counsel to the Company

Exhibit F – Form of Guaranty of KG Holding, LLC

Exhibit G – Form of Guaranty of Milton J. Altenberg

Exhibit H – Form of Guaranty of Jeffrey L. Ott

Exhibit I – Form of Opinion of Counsel to Buyer and Newco

Exhibit J – Notice

Disclosure Schedules

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of November 2, 2010, is entered in by and among Team, Inc., a Texas corporation (“Buyer”), TQ Acquisition, Inc., a newly formed Texas corporation and wholly-owned subsidiary of Buyer (“Newco”), Quest Integrity Group, LLC, a Delaware limited liability company (the “Company”), and John Zink Holdings, Inc., a Texas corporation (“JZH”), Ring Mountain Capital, LLC, a California limited liability company (“Ring Mountain”), Quest Integrated, Inc., a Washington corporation (“Qi2”), Alexius Group II, LLC, a Delaware limited liability company (“Alexius”), Milton J. Altenberg (“Altenberg”) and Todd Katz (“Katz” and together with Ring Mountain, Qi2, Alexius and Altenberg, the “Company Members”). JZH and each Company Member are referred to herein individually as “Seller” and collectively as “Sellers” and, together with the Company, the “Seller Parties”). For the avoidance of doubt, the term “Company Members” shall not include JZH.

RECITALS:

WHEREAS, each Seller owns beneficially and of record membership interests in the Company as set forth next to such Seller’s name on Exhibit A; and

WHEREAS, the parties desire to enter into the Transactions pursuant to which Newco shall acquire all of the company’s outstanding membership interests, and Sellers desire that Newco acquire all the Company’s outstanding membership interest, in accordance with the terms and conditions contained in this Agreement; and

WHEREAS, contemporaneously with the execution of this Agreement, Buyer, Newco and certain holders of outstanding membership interests of the Company (the “Holders”) have entered into separate Membership Interest Purchase Agreements pursuant to which such Holders have sold to Newco all of such Holders’ membership interests in the Company; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Transactions.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements contained herein, Buyer and the Seller Parties agree as follows:

ARTICLE 1.

PURCHASE AND SALE OF MEMBERSHIP INTERESTS

1.1 Purchase and Sale of Membership Interests of the Company. Buyer has formed Newco, a newly formed Texas corporation and wholly-owned subsidiary of Buyer, to effect the Transactions. Prior to the Closing, Buyer shall capitalize Newco on formation with not less than $42,639,943 consisting of $39,099,859 in cash and $3,540,084 in restricted shares of Buyer Common Stock. Subject to the terms and conditions of this Agreement, immediately after giving effect to the Transactions, Buyer shall own 95.0% of the issued and outstanding capital stock of Newco, in the form of Class A common shares, and Company Members, together with the Holders, shall own 5.0% of the issued and outstanding capital stock of Newco in the form of Class B common shares. On and subject to the terms and conditions of this Agreement, Newco agrees to purchase from each Seller, and each Seller, severally but not jointly, agrees to sell to Newco, all of the membership interests of the Company owned by such Seller for the consideration specified in Section 1.2.

The membership interests referenced above shall include all capital accounts and all other financial and governance rights of each Seller as a member of the Company and are collectively referred to as the “Membership Interests”.

1.2 Consideration for Membership Interests. Subject to the terms and conditions of this Agreement and as full consideration for the Membership Interests (and the representations, warranties, covenants and agreements set forth in the Transaction Documents), at Closing, the Buyer shall:

(a) cause Newco to pay to the Sellers and the Holders in cash by wire transfer of immediately available funds an aggregate amount equal to $39,099,859 as follows: (i) $21,399,437 in cash to JZH by wire transfer of immediately available funds to the bank account specified in writing by JZH and (ii) $17,700,422 in cash to the Company Members by wire transfer of immediately available funds to the bank account specified in writing by the Company Members.

(b) issue or cause Newco to assign to the Company Members and the Holders an aggregate number of shares of restricted Buyer Common Stock equal to (i) $3,540,084 divided by (ii) the average per share closing price for Buyer Common Stock reported on the NASDAQ Global Select Market over the preceding 20 day trading period ending on the trading day immediately preceding the Closing Date. Subject to Section 5.6, trading restrictions on such shares shall lapse in one-third increments of such shares on the three (3) annual anniversary dates following the Closing Date. Buyer will provide shares that will be freely tradable on the public market on which Buyer Common Stock is traded upon the lapse of such restrictions. No fractional shares of Buyer Common Stock shall be issued pursuant hereto, and no certificates or scrip for any such fractional share shall be issued. Any Company Member or Holder who would otherwise be entitled to receive a fraction of a share pursuant to this Agreement shall, in lieu of such fraction of a share, receive one full share of restricted Buyer Common Stock determined by rounding up or down to the nearest whole number.

(c) cause Newco to issue to the Company Members and the Holders an aggregate of 5,000 shares of Class B Common Stock, $1.00 par value per share of Newco subject to the Put/Call Option Agreement in substantially in the form attached hereto as Exhibit B.

1.3 The Closing. The closing of the purchase and sale of the Membership Interests (the “Closing”) will take place simultaneously with the execution of this Agreement. The date and time of the Closing are herein referred to as the “Closing Date”. The Closing shall be deemed to be effective at 12:00 a.m. (Houston time) on the Closing Date; provided, however, for financial and accounting purposes only, the Closing shall be deemed to be effective at 11:59 pm (Houston time) on October 31, 2010.

1.4 Deliveries at the Closing. On or prior to the Closing:

(a) Each Seller shall have delivered or caused to be delivered to Buyer and Newco, as appropriate, the following:

(i) an assignment of interest by such Seller in substantially the form of Exhibit C duly executed by such Seller;

(ii) a copy of the Organizational Documents of the Company;

(iii) a Short Form Certificate of Status of the Company issued by the Delaware Secretary of State dated not more than ten days prior to the Closing;

(iv) evidence that all Contracts and transactions by and between Sellers and any Affiliate of Sellers (other than the Company or a Subsidiary of the Company), on the one hand, and the Company or any of its Subsidiaries, on the other hand, have been terminated effective as of the Closing Date, without any cost or continuing obligation to any Party thereto, except as otherwise disclosed on Schedule 1.4(iv);

(v) the Non-competition Agreements, duly executed by or on behalf of each Company Member and the Company’s key employees (as identified by the Buyer) substantially in the form of Exhibit D;

(vi) the Put/Call Option Agreement, duly executed by or on behalf of each Company Member and Holder, substantially in the form of Exhibit B hereto;

(vii) an opinion from counsel to the Company, in form and substance as set forth in Exhibit E, addressed to Buyer and dated as of the Closing Date;

(viii) certificate of non-foreign status as required by Code Section 1445 from each Seller;

(ix) Guaranty by KG Holding, LLC, in form and substance as set forth in Exhibit F;

(x) Guaranty by Altenberg, in form and substance as set forth in Exhibit G;

(xi) Guaranty by Jeff Ott, in form and substance as set forth in Exhibit H;

(xii) the Technology Agreement between Qi2, Quest Insight, LLC and Quest Integrity Group, LLC;

(xiii) evidence of full satisfaction of that certain Loan Agreement dated as of December 24, 2009 between Qi2, the Company and Altenberg; and

(xiv) all other consents, certificates, documents, instruments and other items required to be delivered by the Seller Parties pursuant to the Transaction Documents, and all such other documents, certificates and instruments as Buyer reasonably requests in order to give effect to the Transactions;.

(b) On or prior to the Closing Date, Buyer shall have delivered, or caused to be delivered, to the Seller Parties, as applicable:

(i) the consideration provided for in Section 1.2 above; provided however that the physical stock certificates representing the shares of restricted Buyer Common Stock and shares of Class B Stock issuable pursuant hereto shall be delivered as soon as practicable following the Closing;

(ii) a certificate of incorporation and good standing/existence of Buyer and Newco certified by an appropriate authority of the Governmental Authority issuing such certificate dated not more than ten days prior to Closing;

(iii) the Put/Call Option Agreement, duly executed by or on behalf of each of Buyer and Newco, substantially in the form of Exhibit B;

(iv) an opinion from counsel to Buyer and Newco, in form and substance as set forth in Exhibit I, addressed to all Sellers and dated as of the Closing Date;

(v) evidence of full satisfaction of (and release of all guarantors named below with respect to) that certain Loan Agreement between Green Bank, N.A. and Quest Integrity Group, LLC dated December 16, 2008, as amended by that certain First Amendment to Loan Agreement dated as of December 16, 2009, and that certain Second Amendment to Loan Agreement dated as of January 16, 2010 and the related guarantees of Altenberg, Jeffrey L. Ott and Koch Chemical Technology Group, LLC; and

(vi) all other consents, certificates, documents, instruments and other items required to be delivered by the Company or Newco pursuant to the Transaction Documents, and all such other documents, certificates and instruments as the Seller Parties reasonably requests in order to give effect to the Transactions.

1.5 Purchase Price Allocation. Buyer shall determine the fair market value of the aggregate purchase price of the Company in a manner consistent with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or non-US Law, as appropriate). Buyer shall provide to the Company Members its preliminary determination as referenced above for input and feedback of the Company Members prior to Buyer’s final determination.

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES

CONCERNING THE TRANSACTION

2.1 Representations and Warranties of Sellers. Each Seller, severally as to itself and not jointly, represents and warrants, as of the date hereof, to Buyer:

(a) Status of Certain Sellers. Each Seller that is an entity is an entity duly incorporated, formed or organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation, formation, or organization There is no pending or, to the Knowledge of such Seller, Threatened, Action (or Basis therefor) for the dissolution, liquidation, insolvency, or rehabilitation of such Seller.

(b) Power and Authority; Enforceability. Each Seller that is an entity has the requisite entity power and authority to execute and deliver each Transaction Document to which such Seller is a party, and to perform and consummate the Transactions as applicable to such Seller. Each Seller that is an individual has the requisite competence and authority to execute and deliver each Transaction Document to which he or she is a party, and to perform and to consummate the Transactions. Such Seller has taken all actions necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of such Seller’s obligations thereunder, and the consummation of the Transactions as applicable to such Seller. Each Transaction Document to which such Seller is a party has been duly authorized, executed, and delivered by such Seller, and, assuming the Transaction Document constitutes a valid and binding obligation of the other Parties thereto, constitutes such Seller’s legal, valid and binding obligation, enforceable in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity.

(c) No Violation. The execution and the delivery by such Seller of the Transaction Documents to which such Seller is a party and the performance and consummation of the Transactions by such Seller will not (i) Breach any Law or Order to which such Seller is subject or, if such Seller is an entity, any provision of its Organizational Documents, (ii) Breach any Contract, Order, or Permit to which such Seller is a party or by which such Seller is bound or to which any of such Seller’s assets is subject, or (iii) except as set forth on Schedule 2.1(c), require any Consent, except (A) any SEC and other securities Law filings required to be made by Buyer, and (B) any notifications or filings to relevant Governmental Authorities.

(d) Brokers’ Fees. Such Seller has no Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which Buyer or the Company will become Liable. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of such Seller who is entitled to any fee or commission in connection with the Transactions.

(e) Membership Interests; Seller Information. Such Seller holds of record and owns beneficially all of the of Membership Interests as set forth next to such Seller’s name in Schedule 2.1(e), free and clear of any Encumbrances other than (i) any restrictions under the

Securities Act and state securities Laws, and (ii) as described on Schedule 2.1(e). Schedule 2.1(e) also sets forth the address, state of residence, and federal tax identification number of such Seller which is an entity as of the date hereof. Except as described on Schedule 2.1(e), such Seller is not a party to any Contract that would require such Seller to sell, transfer, or otherwise dispose of any Equity Interest of the Company (other than this Agreement). Except for the 2003 Formation Agreement, the 2006 Formation Agreement and the Company’s Organizational Documents, such Seller is not a party to any Contract with respect to any Equity Interest of the Company.

(f) Foreign Corrupt Practices Act Compliance. Such Seller has not, in connection with the business or proposed business of the Company or its Subsidiaries, violated the Foreign Corrupt Practices Act of 1977, as amended.

(g) No Additional Representations. Except for the representations and warranties expressly set forth in this Section 2.1, JZH has not made, and is not making, any express or implied representations or warranties relating to itself, the Membership Interests, any other Seller, the Company or any Company Subsidiary. Except for the representations and warranties expressly set forth in this Section 2.1 and Article 3, no Company Member has made, and is not making, any express or implied representations or warranties relating to itself, the Membership Interests, any other Seller, the Company or any Subsidiary of the Company.

2.2 Representations and Warranties of Buyer and Newco. Buyer and Newco, jointly and severally, represent and warrant, as of the date hereof, to Sellers:

(a) Entity Status. Each of Buyer and Newco is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas and has the requisite power and authority to own or lease its properties and to carry on its business as currently conducted. Newco is a newly formed wholly-owned subsidiary of Buyer, without any existing operations, and was formed for the sole purpose of consummating the Transactions contemplated by this Agreement. There is no pending or, to the Knowledge of Buyer, Threatened, Action (or Basis therefor) for the dissolution, liquidation, insolvency, or rehabilitation of Buyer or Newco.

(b) Power and Authority; Enforceability. Each of Buyer and Newco has the entity power and authority to execute and deliver each Transaction Document to which it is party, and to perform and consummate the Transactions. Each of Buyer and Newco has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of Buyer’s and Newco’s obligations thereunder, and the consummation of the Transactions. Each Transaction Document to which such Buyer or Newco is a party has been duly authorized, executed, and delivered by Buyer or Newco, as the case may be, and, assuming the Transaction Document constitutes a valid and binding obligation of the other Parties thereto, constitutes Buyer’s and Newco’s legal, valid and binding obligation, enforceable in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity.

(c) No Violation. The execution and delivery of the Transaction Documents to which Buyer or Newco is party and the performance and consummation of the Transactions by Buyer or Newco will not (i) Breach any Law or Order to which Buyer or Newco is subject or any provision of their respective Organizational Documents; (ii) Breach any Contract, Order, or Permit to which Buyer or Newco is a party or by which they are respectively bound or to which any of their respective assets is subject; or (iii) except as set forth on Schedule 2.2(c), require any Consent, except (A) any SEC and other securities Law filings required to be made by Buyer, and (B) any notifications or filings to relevant Governmental Authorities.

(d) Brokers’ Fees. Neither Buyer nor Newco has any Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which any Seller could become Liable. There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of Buyer or Newco who is entitled to any fee or commission in connection with the Transactions.

(e) Capitalization. Newco’s authorized capital stock consists of 100,000 shares of Class A Common Stock, $1.00 par value per share, of which 95,000 shares are issued and outstanding, and 10,000 shares of Class B Common Stock, $1.00 par value per share, of which 5,000 shares are issued and outstanding. No Commitments will exist with respect to any New Common Stock and no such Commitments will arise in connection with the Transactions. There are no Contracts with respect to the voting or transfer of Newco capital stock. Newco is not obligated to redeem or otherwise acquire any of its outstanding capital stock.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

CONCERNING THE COMPANY

Each Company Member, severally but not jointly, represents and warrants, as of the date hereof, to Buyer:

3.1 Entity Status. The Company is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware. The Company is duly authorized to conduct its business and is in good standing under the laws of each jurisdiction where such qualification is required. The Company has the requisite power and authority necessary to own or lease its properties and to carry on its businesses as currently conducted and in which it currently proposes to engage. Schedule 3.1 lists the Company’s managers, officers and members. Company Members have made available to Buyer correct and complete copies of the Company’s Organizational Documents, as amended to date. The Company is not in Breach of any provision of its Organizational Documents. There is no pending or, to the Knowledge of any Company Member, Threatened, Action for the dissolution, liquidation, insolvency, or rehabilitation of the Company.

3.2 Power and Authority; Enforceability. The Company has the requisite entity power and authority necessary to execute and deliver each Transaction Document to which it is a party and to perform and consummate the Transactions. The Company has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is a party, the performance of the Company’s obligations thereunder, and the consummation of the

Transactions. Each Transaction Document to which the Company is a party has been duly authorized, executed, and delivered by the Company and, assuming the Transaction Document constitutes a valid and binding obligation of the other Parties thereto, constitutes the Company’s legal, valid and binding obligation, enforceable in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity.

3.3 No Violation. The execution and the delivery of the applicable Transaction Documents by the Company, the performance of its obligations hereunder and thereunder, and consummation of the Transactions by the Company will not (i) Breach any Law or Order to which the Company or any of its Subsidiaries is subject or any provision of the Company’s or any of its Subsidiaries’ Organizational Documents; (ii) Breach any Contract, Order, or Permit to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which any of its or any of its Subsidiaries’ assets is subject (or result in the imposition of any Encumbrance upon any of its or any of its Subsidiaries’ assets); or (iii) except as set forth on Schedule 3.3, require any Consent, except any notifications or filings to relevant Governmental Authorities.

3.4 Brokers’ Fees. Neither the Company nor any of its Subsidiaries has any Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions.

3.5 Capitalization. All of the currently issued and outstanding Membership Interests are owned as set forth on Schedule 3.5 and are validly issued, fully-paid and non-assessable. The Membership Interests set forth on Schedule 3.5 constitute all of the issued and outstanding Equity Interests of the Company. No Commitments exist with respect to any Equity Interest of the Company, and no such Commitments will arise as a result of the Transactions. Except as provided in the 2003 Formation Agreement, the 2006 Formation Agreement and the Company’s Organizational Documents, there are no Contracts with respect to the voting or transfer of the Company’s Equity Interests. Except as provided in the 2003 Formation Agreement, the 2006 Formation Agreement and the Company’s Organizational Documents, the Company is not obligated to redeem or otherwise acquire any of its outstanding Equity Interests. There are no outstanding or authorized Commitments of any kind that will require the Company to issue or sell any of its Equity Interests (or securities convertible into or exchangeable for their Equity Interests).

3.6 Records. The copies of the Company’s Organizational Documents that were made available to Buyer are accurate and complete in all material respects and reflect all amendments made through the date of this Agreement. The Company’s minute books made available to Buyer for review were accurate and complete in all material respects as of the date of such review, no further entries have been made through the date of this Agreement, such minute books contain the true signatures of the persons purporting to have signed them, and such minute books contain an accurate record of all actions of the members and managers of the Company taken by written consent, at a meeting, or otherwise since formation except for actions taken by managers in an agency capacity for the Company; provided, however that the Company’s minute books include amended and restated minutes and documents which have been revised to remove discussions related to the sale of the Company other than the approval of the Transaction Documents, and confidentiality and similar agreements and correspondence with other prospective buyers of the Company or its assets or businesses have been removed from the Company records and assigned to Sellers prior to the date of this Agreement.

3.7 Subsidiaries.

(a) Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or other formation. Each Subsidiary of the Company is duly authorized to conduct its business and is in good standing under the laws of each jurisdiction where such qualification is required. Each Subsidiary of the Company has the requisite power and authority necessary to own or lease its respective properties and to carry on its respective businesses as currently conducted and in which such Subsidiary currently proposes to engage.

(b) Set forth on Schedule 3.7 for each Subsidiary is (a) its name and jurisdiction of creation, formation, or organization, (b) the number of authorized Equity Interests of each class of its Equity Interests, (c) the number of issued and outstanding Equity Interests of each class of its Equity Interests, the names of the holders thereof, and the number of Equity Interests held by each such holder, and (d) the number of Equity Interests held in treasury. All of the Equity Interests of each Subsidiary are validly held by the Company in accordance with the Subsidiary’s Organizational Documents. The Company holds of record and owns beneficially all of the Equity Interests of the Subsidiaries, free and clear of any Encumbrances (other than restrictions under the Securities Act and state securities Laws, their respective Organizational Documents, and Laws related to their formation). Except as provided in the 2003 Formation Agreement, the 2006 Formation Agreement and the Company’s Organizational Documents, there are no outstanding or authorized Commitments with respect to any Subsidiary or its Equity Interests and no such Commitments will arise as a result of the Transactions. Except as provided in the 2003 Formation Agreement, the 2006 Formation Agreement and the Company’s Organizational Documents, there are no Contracts with respect to the voting or transfer of any Subsidiary’s Equity Interests. The Company is not obligated to redeem or otherwise acquire any of its Subsidiary’s Equity Interests. The Company does not control, directly or indirectly, nor have any direct or indirect Equity Interest in any Person that is not a Subsidiary.

3.8 Financial Statements.

(a) The Company has made available to Buyer and attached hereto as Schedule 3.8:

(i) unaudited consolidated and consolidating balance sheets and statements of income, changes in members’ equity, and cash flow as of and for the fiscal years ended December 31, 2008 and 2009 for the Company; and

(ii) unaudited consolidated and consolidating balance sheets and statements of income, changes in members’ equity, and cash flow (the “Interim Financial Statements”) as of and for the nine months ended September 30, 2010 (the “Balance Sheet Date”) for the Company.

(b) The foregoing financial statements have not been prepared in accordance with GAAP. Except as disclosed on Schedule 3.8, each of the foregoing financial statements in

Section 3.8(a) (the “Financial Statements”) have been prepared from and are consistent with the books and records of the Company and its Subsidiaries on a consistent basis throughout the periods covered thereby, and present fairly, in all material respects, the financial condition of the Company as of such dates and the results of operations of the Company for such periods; provided, however, that the Interim Financial Statements are subject to normal year-end recurring adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

3.9 Subsequent Events. Except as set forth on Schedule 3.9, since the Balance Sheet Date there has not been any Material Adverse Change with respect to the Company or any of its Subsidiaries. Without limiting the foregoing, since the Balance Sheet Date, the Company has not:

(a) sold, leased, transferred, or assigned assets exceeding an aggregate of $20,000 in value other than for a fair consideration in the Ordinary Course of Business;

(b) entered into any Contract (or series of related Contracts) outside the Ordinary Course of Business involving more than $50,000;

(c) terminated any Contract except in the Ordinary Course of Business;

(d) Breached, nor to the Knowledge of any Company Member, has any counter party Breached, any Contract to which the Company is a party or by which it is bound or any of its assets is subject;

(e) had any Encumbrance imposed upon any of the Company’s assets outside the Ordinary Course of Business;

(f) made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business involving more than $50,000 or;

(g) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

(h) issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any Liability for borrowed money or capitalized lease Contract either involving more than $25,000 individually or $50,000 in the aggregate;

(i) delayed or postponed the payment of accounts payable or other Liabilities either involving more than $50,000 (individually or in the aggregate) or outside the Ordinary Course of Business;

(j) canceled, compromised, waived, or released any Action (or series of related Actions) either involving more than $50,000 or outside the Ordinary Course of Business;

(k) granted any Contracts or any rights under or with respect to any Intellectual Property outside the Ordinary Course of Business;

(l) made or authorized a change to the Company’s Organizational Documents;

(m) issued, sold or otherwise disposed of any of Equity Interests in the Company or any of its Subsidiaries;

(n) except as contemplated in this Agreement, declared, set aside, or paid any distribution with respect to its Equity Interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Equity Interests;

(o) experienced any damage, destruction, or loss (whether or not covered by insurance) to its assets or properties outside the Ordinary Course of Business;

(p) made any loan to, or entered into any other transaction with, any of its managers, members, officers, or employees;

(q) entered into any employment, collective bargaining, or similar Contract (excluding Ordinary Course of Business agreements of employment terminable at will) or modified the terms of any such existing Contract which is not terminable at will;

(r) committed to pay any bonus or granted any increase in the base compensation (i) of any manager, officer, or employee thereof that is a Seller or an Affiliate thereof, or (ii) outside of the Ordinary Course of Business, of any of its managers, officers, or employees;

(s) adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or similar Contract for the benefit of any of its managers, officers, or employees (or taken any such action with respect to any other Benefit Plan);

(t) made any other change in employment terms for any of its other managers, officers, or employees;

(u) made or pledged to make any charitable or other capital contribution either involving more than $5,000 (individually or in the aggregate) or outside the Ordinary Course of Business;

(v) had any other occurrence, event, incident, action, failure to act, or transaction with respect to the Company either involving more than $100,000 (individually or in the aggregate) or outside the Ordinary Course of Business;

(w) made any payment on any Indebtedness (including trade payables) in advance of its regularly scheduled due date;

(x) made any payment on any Liabilities, Indebtedness (including trade payables) or other obligations owed to any Seller or any of their Affiliates outside the Ordinary Course of Business;

(y) made any change in its accounting or tax practice, policies or procedures, made any adjustment to its books and records, or recharacterized any assets or Liabilities; and

(z) committed to any of the foregoing.

3.10 Liabilities.

(a) Except as set forth on Schedule 3.10, there are no Liabilities of, against, relating to or affecting the Company or any of its Subsidiaries of the type required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP, except for (i) Liabilities quantified on the face of or otherwise described on the Interim Financial Statements and not heretofore paid or discharged, and (ii) Liabilities which have arisen after the Balance Sheet Date in the Ordinary Course of Business which, individually or in the aggregate, are not material and are of the same character and nature as the Liabilities quantified or otherwise described on the face of the Interim Balance Sheet.

(b) The aggregate outstanding balance (including principal and accrued but unpaid interest) of the Indebtedness of the Company (including the current portion of such Indebtedness) does not exceed $3,500,000 as of the date hereof, of which (i) $0 represents Indebtedness to Affiliates other than the Company Members, and (ii) $3,500,000 represents Indebtedness to unrelated Persons. Schedule 3.10 lists the outstanding principal amount of and outstanding interest on (as of the date set forth on such Schedule) all Indebtedness for borrowed money and capitalized equipment lease obligations (including the outstanding principal amount and accrued but unpaid interest and the name of the lender) owed to a bank or any other Person by the Company. All of such Indebtedness can be repaid at any time without any restriction or penalty.

3.11 Legal Compliance. Since January 1, 2007, the Company and its Subsidiaries and, to the Knowledge of any Company Member, the Predecessors have complied in all material respects with all applicable Laws. No Action is pending against the Company or any of its Subsidiaries or, to the Knowledge of any Company Member, the Predecessors alleging any failure to comply in all material respects with all applicable Laws. To the Knowledge of any Company Member, no Action is Threatened against the Company, its Subsidiaries or the Predecessors alleging any failure to comply in all material respects with all applicable Laws.

3.12 Tax Matters.

(a) Each of the Company and its Subsidiaries has (giving effect to extensions) (i) duly and timely filed (or there has been filed on its behalf) with the appropriate Governmental Authority all income and other Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects and (ii) timely paid or accrued on the Financial Statements all Taxes due and payable (whether or not shown on any Tax Return).

(b) To the Knowledge of any Company Member, each of the Company and its Subsidiaries has complied in all material respects with all applicable Tax Laws relating to the payment and withholding of any and all Taxes in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) To the Knowledge of any Company Member, there are no liens that arose in connection with Taxes (other than for Taxes not yet due and payable) upon any of the assets of the Company or its Subsidiaries.

(d) Neither the Company nor its Subsidiaries has requested (nor has any request been made by any Person on behalf of the Company) in writing any extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed, and no outstanding written waivers or comparable written consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of the Company or its Subsidiaries.

(e) To the Knowledge of any Company Member, no U.S. federal, state, local or foreign audits, reviews or other administrative proceedings or court proceedings (“Audits”) are ongoing or have been initiated with regard to any Taxes or Tax Returns of the Company or its Subsidiaries and neither the Company nor its Subsidiaries has received any written notice of any such Audits.

(f) Neither the Company nor or its Subsidiaries has agreed nor is the Company or its Subsidiaries required to make any adjustment by reason of a change in accounting method that would affect any taxable year ending after the Closing Date, and no Tax Authority has proposed to the Company any such adjustment or change in accounting method that would affect any taxable year ending after the Closing Date. Neither the Company nor its Subsidiaries has any application pending with any Tax Authority requesting permission for any change in accounting method that relates to the Company’s or its Subsidiaries’ business or operations and that would affect any taxable year ending after the Closing Date.

(g) The Company and each of its Subsidiaries are classified (and have been classified since formation) in accordance with Schedule 3.12(g) for U.S. federal and applicable state tax purposes.

(h) No written claim has been made, and to the Knowledge of any Company Member there has been no Threatened claim, by any Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company is or may be subject to Tax in that jurisdiction.

(i) Neither the Company nor its Subsidiaries is a party to any Tax allocation or sharing agreement or has any liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 or similar law, as a transferee, successor, by contract or otherwise.

(j) Each Seller is a United States person within the meaning of the Code.

(k) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the Balance Sheet Date, exceed the reserves established on the Financial Statements, and (ii) do not exceed the reserves as adjusted for the passage of time through the Closing Date in accordance with the Tax Laws and past custom and practice of the Company in filing its Tax Returns.

(l) None of the assets of the Company or its Subsidiaries (i) secures any debt the interest on which is tax-exempt under Code Section 103(a), (ii) is “tax-exempt use property” within the meaning of Code Section 168(h), (iii) is “tax exempt bond financed property” within the meaning of Code Section 168(g)(5), (iv) is “limited use property” within the meaning of Revenue Procedure 76-30 or (E) will be treated as owned by another Person pursuant to the provisions of Code Section 168(f)(8).

(m) The Transactions are not subject to tax withholding pursuant to the provisions of Section 3406 or Subchapter A of Title A, Chapter 3, of the Code or under any other Tax Law.

(n) The Company has a valid election under Code Section 754 (and analogous state and local elections) in place or will make one on its Tax Return for the period ending on the Closing Date.

3.13 Title to Assets. Except as set forth on Schedule 3.13, the Company and each of its Subsidiaries has good and indefeasible title to, or a valid leasehold interest in, the personal property and assets reflected on the Interim Balance Sheet or acquired after the date thereof, free and clear of all Encumbrances, except for personal property and assets disposed of in the Ordinary Course of Business since the Balance Sheet Date.

3.14 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property or any non-leasehold interest therein (including, without limitation, any option or other right or obligation to purchase any real property or any interest therein).

(b) Schedule 3.14(b) lists and describes briefly all real property leased or subleased to, or used or occupied by (or purported to be leased or subleased to, or used or occupied by), the Company or any of its Subsidiaries (the “Leased Real Property”). There are no parties other than the Company or any of its Subsidiaries in possession of any portion of the Leased Real Property except that some space is shared with Qi2. To the Knowledge of any Company Member, no Contract grants any Person (other than the Company or any of its Subsidiaries) the right of use or occupancy of any portion of the Leased Real Property other than Qi2. There are no maintenance or capital improvement obligations of the Company or any of its Subsidiaries with respect to any Leased Real Property in an amount over $25,000. To the Knowledge of any Company Member, all Taxes that are due and payable with respect to the Leased Real Property have been paid.

(c) The Company has made available to Buyer correct and complete copies of the Contracts (as amended to date) related to the Leased Real Property listed in Schedule 3.14(b). With respect to each Leased Real Property Contract required to be listed in Schedule 3.14(b):

(i) the Contract is Enforceable against the Company, and to the Knowledge of any Company Member, is Enforceable against the other Persons party thereto;

(ii) to the Knowledge of any Company Member, no party to the Contract is in Breach, and no event has occurred which, with notice or lapse of time, would constitute a Breach thereunder;

(iii) to the Knowledge of any Company Member, no party to the Contract has repudiated any provision thereof,

(iv) to the Knowledge of any Company Member, there are no Actions, Orders, or forbearances in effect as to the Contract;

(v) to the Knowledge of any Company Member, with respect to each sublease Contract, the representations and warranties set forth in Sections 3.14(b)(i) through (v) are true and correct with respect to the underlying lease Contract;

(vi) to the Knowledge of any Company Member, neither the Company nor any of its Subsidiaries has granted or suffered to exist any Encumbrance in the leasehold or subleasehold Contract;

(vii) all facilities leased or subleased under the Contract have received all Permits required in connection with the operation thereof and have been operated and maintained in accordance with such Permits; and

(viii) all facilities leased or subleased under the Contract are supplied with utilities necessary for the operation of said facilities in the manner presently used.

3.15 Intellectual Property.

(a) The Company owns or has the right to use pursuant to a Contract all Intellectual Property necessary for the operation of the businesses of the Company as currently conducted and as currently proposed to be conducted. The Company has taken all necessary action to maintain and protect each item of Intellectual Property that it owns.

(b) Schedule 3.15(b) identifies each (i) Intellectual Property registration on behalf of the Company, (ii) current or abandoned Intellectual Property application filed on behalf of the Company, (iii) Contract outside the Ordinary Course of Business pursuant to which the Company has granted to a third party rights under or with respect to any of its Intellectual Property (together with any exceptions), (iv) trade name, unregistered trademark, and unregistered service mark the Company uses in connection with any of its businesses, and (v) material commercial and proprietary software used by the Company, excluding shrink-wrap licenses. The Company has made available to Buyer correct and complete copies of all written documentation evidencing ownership and prosecution (if applicable) of each item of Intellectual Property of the Company. With respect to each item of Intellectual Property identified in Schedule 3.15(b):

(i) the Company possesses all right, title, and interest in and to the item, free and clear of any Encumbrance;

(ii) the item is not subject to any outstanding Order;

(iii) no Action is pending or, to the Knowledge of any Company Member, is Threatened which challenges the Enforceability, use, or ownership of the item; and

(iv) to the Knowledge of any Company Member, the Company has never agreed to indemnify any Person (other than customers and their Affiliates) for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(c) The Company has not interfered with, infringed upon or misappropriated in any material respect any other Person’s Intellectual Property rights, and no Company Member has ever received any notice alleging any such interference, infringement or misappropriation (including any claim that the Company must license or refrain from using any other Person’s Intellectual Property rights). To the Knowledge of any Company Member, no other Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

(d) Schedule 3.15(d) identifies each material item of Intellectual Property that any other Person owns and that the Company presently uses. The Company has made available to Buyer correct and complete copies of all Contracts with respect to such use as amended to date. With respect to each item of Intellectual Property identified in Schedule 3.15(d):

(i) the Contract is Enforceable against the Company, and to the Knowledge of any Company Member, is Enforceable against the other Persons party thereto;

(ii) to the Knowledge of any Company Member, no party to the Contract is in Breach, and no event has occurred which with notice or lapse of time would constitute a Breach thereunder;

(iii) to the Knowledge of any Company Member, no party to the Contract has repudiated any provision thereof;

(iv) to the Knowledge of any Company Member, with respect to each sublicense Contract, the representations and warranties set forth in Sections 3.15(d)(i) through (iii) are true and correct ;

(v) to the Knowledge of any Company Member, the underlying item of Intellectual Property is not subject to any outstanding Order ; and

(vi) no Action is pending or, to the Knowledge of any Company Member, is Threatened which challenges the Enforceability of the underlying item of Intellectual Property.

(e) To the Knowledge of any Company Member, the Company has taken commercially reasonable and practical steps designed to safeguard and maintain the secrecy and confidentiality of all material Intellectual Property that the Company holds or purports to hold as a trade secret.

(f) The Company has not been a member or promoter of, or a contributor to, any industry standards body or similar organization that will require or obligate the Company to grant or offer to any other Person any license or right to any Intellectual Property of the Company.

(g) To the Knowledge of any Company Member, no proprietary software used by the Company contains or is derived in any manner in whole or in part from any software that is distributed as free software, open source software, or any software that requires as a condition of use, modification, or distribution that such software be disclosed or distributed in source code form, be licensed for the purpose of making derivative works, or be redistributable at no charge.

3.16 Tangible Assets. Except as set forth on Schedule 3.16, the Company and its Subsidiaries own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its businesses as currently conducted. The Company’s FTIS®, InVistaTM, LOTIS®, and MANTISTM inspection tools which have been in active use in the past three months, have been maintained and repaired in a commercially reasonable manner and, subject to the need for Ordinary Course of Business maintenance and repairs, are available for current use. Notwithstanding anything to the contrary herein, each other tangible asset is provided AS IS and WHERE IS.

3.17 Inventory. The inventory of the Company and its Subsidiaries whether reflected on the Interim Balance Sheet or not, consists of raw materials and supplies, manufactured and processed parts, goods in process, and finished goods, all of which, to the Knowledge of any Company Member, is merchantable and fit for the purpose for which it was procured or manufactured, and, except as has been written down on the Interim Balance Sheet, none of which is slow-moving, obsolete, damaged, or defective.

3.18 Contracts. Except as otherwise disclosed in Schedules 3.14, 3.15, 3.22, 3.25(b), 3.27 and 3.28, Schedule 3.18 (with paragraph references corresponding to those set forth below) lists the following Contracts to which the Company or any of its Subsidiaries is a party:

(a) any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

(b) any Contract (or group of related Contracts) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Company or any of its Subsidiaries, or involve consideration in excess of $50,000;

(c) any Contract concerning an investment or interest in a limited liability company, partnership, joint venture or similar arrangement;

(d) any Contract (or group of related Contracts) under which it has created, incurred, assumed, or guaranteed any Liability for borrowed money or any capitalized lease in excess of $25,000, or under which it has imposed or suffered to exist an Encumbrance on any of its assets;

(e) any material Contract concerning confidentiality or noncompetition with a Party not an employee or former employee, except confidentiality Contracts with prospective buyers of the Company or its assets or businesses have been excluded;

(f) any Contract with any Seller or any of their Affiliates;

(g) any collective bargaining Contract;

(h) any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

(i) any Contract under which it has advanced or loaned or guaranteed and loan in any amount to any of its managers or officers or any Seller or, outside the Ordinary Course of Business, to its employees that are not Sellers; and

(j) any other Contract (or group of related Contracts) the performance of which involves consideration in excess of $100,000.

The Company has made available to Buyer a correct and complete copy of each written Contract (as amended to date) listed in Schedule 3.18 and a written summary setting forth the terms and conditions of each oral Contract referred to in Schedule 3.18. With respect to each such Contract:

(i) the Contract is Enforceable against the Company, and to the Knowledge of any Company Member, is Enforceable against the other Persons party thereto;

(ii) to the Knowledge of any Company Member, no party is in Breach, and no event has occurred which, with notice or lapse of time, would constitute a Breach under the Contract; and

(iii) to the Knowledge of any Company Member, no party has repudiated any provision of the Contract.

3.19 Licenses. Schedule 3.19 of the contains a true and complete list of all material Licenses and pending applications for Licenses required or used in the operation of the business of the Company and its Subsidiaries, setting forth the licensor, the licensee, the function and the expiration and renewal date of each. Prior to the date hereof, the Company has made available to the Buyer true and complete copies of all such Licenses. Except as disclosed in Schedule 3.19:

(a) the Company or its Subsidiaries own or validly hold all Licenses listed in Section 3.19 of the Disclosure Schedule;

(b) each such License is Enforceable against the Company, and to the Knowledge of any Company Member, is Enforceable against the other Persons party thereto;

(c) neither the Company nor any of its Subsidiaries is or has received any written notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such License; and

(d) there has been no notice that any such License may be issued, renewed, modified or revoked on terms or conditions other than those currently in effect.

3.20 Receivables. All of the Receivables on the Financial Statements represent bona fide transactions, arose in the Ordinary Course of Business of the Company or any of its Subsidiaries, and are reflected properly on the Financial Statements.

3.21 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any of its Subsidiaries.

3.22 Insurance. Schedule 3.22 sets forth the following information with respect to each insurance policy Contract (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which the Company or any of its Subsidiaries has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five (5) years:

(a) the name, address, and telephone number of the agent;

(b) the name of the insurer, the name of the policyholder, and the name of each covered insured,

(c) the policy number and the period of coverage;

(d) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(e) a description of any retroactive premium adjustments or other loss-sharing arrangements to which the Company or any of its Subsidiaries is subject.

With respect to each insurance policy Contract:

(i) the Contract is Enforceable against the Company, and to the Knowledge of any Company Member, is Enforceable against the other Persons party thereto;

(ii) to the Knowledge of any Company Member, neither the Company nor any other party to the Contract is in Breach (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a Breach under the Contract; and

(iii) to the Knowledge of any Company Member, no party to the Contract has repudiated any provision thereof.

Schedule 3.22 also describes any self-insurance arrangements of the Company or any of its Subsidiaries.

3.23 Litigation. Schedule 3.23 sets forth each instance in which the Company or any of its Subsidiaries (a) is subject to any outstanding Order or (b) is a party or, to the Knowledge of any Company Member, is Threatened to be made a party to any Action. No Action set forth in Schedule 3.23 questions the Enforceability of this Agreement or the Transactions, or would reasonably be expected to result in any Material Adverse Change with respect to the Company and to the Knowledge of any Company Member no such Action is Threatened against the Company or any of its Subsidiaries.

3.24 Labor; Employees.

(a) Schedule 3.24(a) sets forth the names of all individuals employed or engaged as of the Closing Date by the Company or a Subsidiary of the Company (including independent contractors and each employee on leave of absence), together with their respective employers, current position or job title, present annual or, as the case may be, hourly rate of compensation (including salary, bonuses accrued as of the Closing Date, and commissions), accrued vacation, service credited for purposes of vesting and eligibility to participate under any Benefit Plan, and whether, and to what extent, the Company or the Subsidiary may have a contractual obligation to pay severance upon termination of employment. The Company and its Subsidiaries have complied in all material respects with applicable Law when classifying an individual as an independent contractor. Neither the Company nor any Subsidiary of the Company has agreed to increase the compensation (including salary, bonuses and commissions) set forth on Schedule 3.24(a). Except as set forth on Schedule 3.24(a), to the Knowledge of any Company Member, no officer, director, manager or key employee of the Company or a Subsidiary of the Company has any plans to terminate his or her current employment or other relationship with the Company or the Subsidiary. In addition, except as set forth on Schedule 3.24(a), to the Knowledge of any Company Member, no group of employees or independent contractors of the Company or a Subsidiary of the Company has any plans to terminate the current employment or independent contractor relationship.

(b) The Company and its Subsidiaries have, in all material respects, complied with and are in material compliance with all applicable Laws relating to the employment of personnel, protection of employee rights, employment practices, terms and conditions of employment, labor relations, wages, hours, benefits, vacation, overtime, notice, pay in lieu of notice, termination and severance pay, obligation, human rights, occupational health and safety, equal opportunity, discrimination, collective bargaining, and the payment of social security and other Taxes (including the Worker Adjustment and Retraining Notification Act, the Immigration Reform and Control Act of 1986, the Age Discrimination in Employment Act, the Equal Pay Act, and the Americans with Disabilities Act).

(c) Neither the Company nor any Subsidiary of the Company has been, or is currently, a party to or bound by any collective bargaining agreement. There has not been, there is not presently pending or existing, and to the Knowledge of any Company Member, there is not Threatened, any strike, slowdown, picketing, work stoppage, unfair labor practices claim, grievance, or other employee or labor dispute against or affecting any of the Company or its Subsidiaries or their premises. Neither the Company nor any Subsidiary of the Company has engaged in any unfair labor practice. To the Knowledge of any Company Member, there are no organizational efforts presently underway or, to the Knowledge of any Company Member, Threatened by or on behalf of any labor union with respect to employees of the Company or a Subsidiary of the Company.

(d) Except as set forth on Schedule 3.24(d), neither the Company nor any Subsidiary of the Company is a party to any agreement nor do any facts or circumstances exist that would require the Company or the Subsidiary to pay any additional compensation, bonuses (including, without limitation, any retention bonuses) or other amounts as a result, in whole or in part, of the execution and delivery of this Agreement or the consummation of the Transactions, to any employee or former employee of the Company or a Subsidiary of the Company.

(e) No employee of the Company or a Subsidiary of the Company is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar Contract relating to, affecting or in conflict with the present business activities of the Company or the Subsidiary, or that would prevent any employee of the Company or a Subsidiary of the Company from being employed or engaged by Buyer or Newco.

3.25 Employee Benefits.

(a) For purposes of this Section 3.25, “ERISA Affiliate” means any Person that, together with the Company or a Subsidiary of the Company, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code. For purposes of this Section 3.25, “Benefit Plan” means any (i) pension plan (as defined in Section 3(2) of ERISA), (ii) welfare plan (as defined in Section 3(1) of ERISA), (iii) plan (as defined in Section 3(3) of ERISA), or (iv) profit sharing, deferred compensation, stock option, stock purchase or other equity-based compensation, bonus, incentive, vacation pay, sick pay, tuition reimbursement, severance pay, change in control, employment, consulting, termination, retention, fringe benefit or other employee benefit plan, program, policy, Contract or arrangement, whether any of the foregoing in clauses (i), (ii), (iii) and (iv) is funded, unfunded, insured or self-insured, written or oral, for current or former employees, officers, directors, managers or independent contractors, that the Company, a Subsidiary of the Company, or an ERISA Affiliate maintains, has maintained, sponsors, has sponsored, contributes to, has contributed to, has or has had an obligation to contribute to, or has or has had any current or potential Liability with respect thereto.

(b) Each Benefit Plan is listed on Schedule 3.25(b). The Company has made available to Buyer complete and accurate copies of (i) each Benefit Plan, including any amendments thereto, or to the extent that a Benefit Plan is not otherwise in writing, a written description thereof, (ii) all current summary plan descriptions and summaries of material modifications with respect to the Benefit Plans, (iii) each trust, insurance, annuity or other funding contract related to a Benefit Plan, (iv) if applicable, the three most recent Forms 5500 and accompanying schedules filed with respect to a Benefit Plan, (v) if applicable, the three most recent financial statements and actuarial or other valuation reports prepared with respect to a Benefit Plan, and (vi) with respect to each Benefit Plan that is intended to qualify under Section 401(a) of the Code, the most recent determination letter issued by the IRS.

(c) Each Benefit Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code, and all contributions and premium payments due with respect to each such Benefit Plan have been made on a timely basis. All required reports and descriptions with respect to each Benefit Plan (including Form 5500 annual reports, summary annual reports and summary plan descriptions and summaries of material modifications) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code. Each Benefit Plan that is intended to qualify under Section 401(a) of the Code is so qualified and has been amended on a timely basis. To the Knowledge of any Company Member, no party in interest (as defined in Section 3(14) of ERISA) or disqualified person (as defined in Section 4975 of the Code) has engaged in a nonexempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan. To the Knowledge of any Company Member, none of the Company, its Subsidiaries, or to the Knowledge of any Company Member, any other fiduciary (as defined in Section 3(21) of ERISA) of any Benefit Plan, has any current or potential Liability for breach of fiduciary duty. None of the Company, its Subsidiaries or any ERISA Affiliate has been notified that any Benefit Plan or any trust that serves as a funding medium for any such Benefit Plan is under examination by the IRS, the Department of Labor or any court. No action, suit or proceeding with respect to any Benefit Plan (other than routine claims for benefits) is pending, or to the Knowledge of any Company Member, Threatened.

(d) None of the Company, its Subsidiaries or any ERISA Affiliate maintains, sponsors, contributes to, has any obligations to contribute to, or has any current or potential Liability or obligation under or with respect to any Benefit Plan that is a defined benefit plan (as defined in Section 3(35) of ERISA) or otherwise has any current or potential Liability or obligation under Title IV of ERISA or Section 302 of ERISA or Section 412 or 430 of the Code, including with respect to any Benefit Plan that is a multiemployer plan (as defined in Section 3(37) or ERISA). No Benefit Plan is a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA). No Benefit Plan provides health, accident, life insurance or other welfare benefits to former employees, officers, directors, managers or independent contractors, or their spouses or dependents, other than continuation coverage required under Section 4980B of the Code or Title I, Subtitle B, Part 6 of ERISA (“COBRA”), and the Company, its Subsidiaries and each ERISA Affiliate have, in all material respects, complied and are in material compliance with the requirements of COBRA.

(e) Except as specifically provided in this Agreement or as set forth in Schedule 3.25(e), the Transactions (alone or in connection with any other event, including any termination of employment on or following the Closing) will not (i) entitle any current or former employee, officer, director, manager or independent contractor of the Company or a Subsidiary of the Company to any compensation or benefit, or (ii) result in the payment, vesting or acceleration of any benefit. To the Knowledge of any Company Member, except as set forth in Schedule 3.25(e), no amount or other entitlement that will be received as a result of the Transactions (alone or in connection with any other event, including any termination of employment on or following the Closing) will fail to be deductible by reason of Section 280G of the Code, or will be subject to the imposition of tax under Section 4999 of the Code.

(f) Except as set forth in Schedule 3.25(f), none of the Company, its Subsidiaries or any ERISA Affiliate maintains, contributes to or has any Liability with respect to any nonqualified deferred compensation plan covered by Section 409A of the Code.

3.26 Environmental, Health, and Safety Matters.

(a) The Company and its Subsidiaries and, to the Knowledge of any Company Member, its Predecessors have complied in all material respects and are in material compliance with all Environmental, Health, and Safety Requirements.

(b) Without limiting Section 3.26(a), the Company and its Subsidiaries have obtained, have in all material respects, complied with, and are in material compliance with, all Permits that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business. A list of all such Permits is set forth in Schedule 3.26(b). Except as set forth in Schedule 3.26(b), to the Knowledge of any Company Member such Permits are in full force and effect, free from any Breach and will not be adversely affected by the Transactions.

(c) In the past five (5) years, neither the Company, its Subsidiaries nor, to the Knowledge of any Company Member, the Predecessors has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, including any investigatory, remedial or corrective Liabilities, relating to the Company or any of its facilities arising under Environmental, Health, and Safety Requirements.

(d) Except as listed on Schedule 3.26(d), to the Knowledge of any Company Member, none of the following exists at any property or facility owned or operated by the Company: (i) under or above-ground storage tanks, (ii) asbestos containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas.

(e) To the Knowledge of any Company Member, neither the Company, its Subsidiaries nor the Predecessors have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any substance, including any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that would reasonably be expected to give rise to any Damages, including any Damages for response costs, corrective action costs, personal injury, property damage or natural resources damages, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.

(f) To the Knowledge of any Company Member, the Transactions will not result in any Liabilities for site investigation or cleanup, or require the Consent of any Person, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

(g) Neither the Company, its Subsidiaries nor, to the Knowledge of any Company Member, the Predecessors have, either expressly or by operation of Law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

(h) To the Knowledge of any Company Member, no facts, events or conditions relating to the past or present facilities, properties or operations of the Company, its Subsidiaries, or its Predecessors will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any Damages pursuant to Environmental, Health, and Safety Requirements, or give rise to any other Liabilities pursuant to Environmental, Health, and Safety Requirements.

3.27 Customers. Except as disclosed on Schedule 3.27, neither the Company nor any of its Subsidiaries has received any written notice that any of its top twenty (20) customers set forth on the attached Schedule 3.27 (which lists the top twenty (20) customers of the Company for the nine-month period ending September 30, 2010) has terminated or intends to terminate or materially reduce its business with the Company or any of its Subsidiaries.

3.28 Suppliers. Neither the Company nor any of its Subsidiaries has received any written notice that any of its top ten (10) suppliers of tangible personal property or other goods and services set forth on the attached Schedule 3.28 (which lists the top ten (10) suppliers of the Company for the nine-month period ending September 30, 2010) has terminated or intends to terminate or materially reduce its business with the Company or any of its Subsidiaries.

3.29 Affiliate Transactions. Except for intercompany transactions disclosed on the Financial Statements and as disclosed on Schedule 3.8, to the Knowledge of any Company Member, no officer, manager, employee, member or other Affiliate of the Company or any individual related by marriage or adoption to any such Person or any entity in which any such Person owns a greater than 5% Equity Interest, is a party to any Contract or transaction with the Company or which is pertaining to the Company’s business or has any interest in any property, real or personal or mixed, tangible or intangible, used by the Company in the conduct of its business. Schedule 3.29 hereto describes all affiliated services provided to or on behalf of the Company by Sellers or their Affiliates and to or on behalf of Sellers and such Affiliates by the Company and all affiliate transactions or Contracts among the Company and Sellers or their Affiliates (including, in each case, the costs charged to or by the Company).

3.30 Permits. The Company and each of its Subsidiaries possess all Permits required to be obtained for their respective businesses. Schedule 3.30 sets forth a list of all such Permits. Except as set forth in Schedule 3.30, such Permits are in full force and effect, free from Breach and the Transactions will not adversely affect them.

3.31 Foreign Corrupt Practices Act Compliance. Neither the Company nor its Subsidiaries have, in connection with the business or proposed business of the Company or its Subsidiaries, violated the Foreign Corrupt Practices Act of 1977, as amended.

3.32 Bank Accounts. Schedule 3.32 lists the account numbers and names of each bank, broker or other depository institution at which the Company or any of its Subsidiaries maintains a depository account, and the names of all persons authorized to sign on and/or withdraw funds from each such account.

3.33 Investment. Each Company Member (i) understands that the Buyer Common Stock has not been, and will not be, registered under the Securities Act, or under any, state securities Laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Buyer Common Stock solely for such Company Member’s own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning Buyer and has had the opportunity to obtain additional information as desired to evaluate the merits and the risks inherent in holding the Buyer Common Stock, (v) is able to bear the economic risk and lack of liquidity inherent in holding Buyer Common Stock, and (vi) is an Accredited Investor.

ARTICLE 4.

ADDITIONAL AGREEMENTS

4.1 General. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each Party will take such further action (including, the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the requesting Party’s sole cost and expense (unless the requesting Party is entitled to indemnification therefor under Article 5). Each Seller acknowledges and agrees that after the Closing, Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Company, provided, however, that Buyer shall not be entitled to possession of information generated by or on behalf of any Seller with respect to the Company which is for internal use by such Seller, including any documents that the disclosure of which by any Seller would jeopardize any legal privilege available to such Seller or any of its Affiliates.

4.2 Cooperation. Each Company Member agrees to use commercially reasonable efforts to cooperate with the independent auditor of the Company selected by Buyer in the audit of the Company following the Closing.

4.3 Litigation Support. So long as any Party actively is contesting or defending against any Action in connection with (a) the Transactions or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each Company Member will cooperate with such Party and such Party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 5)..

4.4 JZH Non-Competition.

(a) The Seller Parties and Buyer acknowledge and agree that the 2003 Formation Agreement and the 2006 Formation Agreement shall both be automatically terminated without the requirement of any further action by any party thereto and, notwithstanding any provisions thereof to the contrary, all provisions thereof shall not survive such termination nor be of any force or effect following such termination.

(b) Subject to the provisions of this Section 4.4, for a period of three (3) years after the Closing Date (the “Restricted Period”), neither JZH nor any of its Affiliates shall, directly or indirectly, own, manage, or operate any business, whether in corporate, proprietorship or partnership form or otherwise, worldwide which is engaged primarily in a Restricted Business. Notwithstanding anything to the contrary herein, JZH and any of its Affiliates are expressly permitted during the Restricted Period to, directly or indirectly, (i) acquire, invest in, own, or hold any debt securities or other debt obligations of any Person, which in each case are not convertible into such Person’s voting equity interests (unless convertible into any such voting equity interests otherwise permitted by clauses (ii), (iii) or (iv) below), (ii) acquire any business or facility, or any Person conducting any business or operating any facility, so long as neither

JZH nor any of its Affiliates cause or permit such business or facility to be engaged primarily in a Restricted Business after such acquisition, (iii) acquire, invest in, own, or hold any voting equity interests of any Person engaged primarily in the Restricted Business, so long as such voting equity interests represent not more than 20% of the aggregate voting power of the outstanding voting equity interests of such Person, (iv) acquire, invest in, own, or hold any voting equity interests of any third Person (including any private equity fund, mutual fund or other investment or venture fund) which invests in, manages, owns, or operates any Person engaged primarily in the Restricted Business, so long as JZH or such Affiliate’s ownership is less than 20% of the outstanding voting equity interests in such third Person, or (v) own any equity interests through any Benefit Plan.

(c) Notwithstanding anything to the contrary contained in this Section 4.4, neither JZH nor any of its Affiliates shall be deemed to have violated the restrictions contained in Section 4.4(b) in the event that JZH or any of its Affiliates invest in or acquire all or a majority of the equity interests or assets of any Person which is engaged primarily in the Restricted Business; provided that JZH or any of its Affiliates thereafter divest all or the portion of such business that is engaged primarily in the Restricted Business within twelve (12) months from the date of purchase so as to be in compliance with Section 4.4(b).

(d) It is the intention of the Parties that the provisions of this Section 4.4 be enforced to the fullest extent permissible, and shall be deemed subject to automatic modification, to the extent necessary to remain enforceable. The unenforceability (or the modification to conform to applicable Law) of any provisions of this Section 4.4 shall not render unenforceable, or impair, the remainder of the provisions of this Section 4.4. Accordingly, if any provision of this Section 4.4 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

(e) For purposes of this Section 4.4, the following terms shall have the meanings set forth below:

(i) “engaged primarily in a Restricted Business” means either that (x) greater than twenty percent (20%) of the average aggregate annual net revenue for each of the three (3) most recently completed and consecutive fiscal years of such Person is directly derived from the Restricted Business, (y) such Person’s annual net revenue for each of the three (3) most recently completed and consecutive fiscal years directly derived from the Restricted Business is in excess of $20,000,000.00, or (z) such Person is listed on Schedule 4.4(e). A Person in existence for less than three (3) years shall be evaluated on its annualized net revenue for its entire period of existence.

(ii) “Restricted Business” means providing asset integrity and reliability management services and products involving advanced inspection and engineering assessment for the refining, pipeline, production, syngas, power and water, and pulp and paper industries. For purposes of clarity, “advanced inspection” would include the following: non-destructive inspection of tubular and other critical assets such as, but not limited to, fired heater tubes, pipelines and process piping, steam reformer tubes, heat exchanger tubes and storage tanks; non-destructive testing of steam, gas and wind turbines and similar rotating equipment and heater performance monitoring. Also for purposes of clarity, “engineering assessment” would include the following: materials consulting, structural integrity consulting, fitness for service and remaining life assessments, risk-based inspection and assessment and failure analysis consulting. Notwithstanding the foregoing, for purposes of clarity, “engineering assessment” does not include any engineering services that are related to the licensing of intellectual property.

(f) For a period of two (2) years after the Closing Date, neither JZH nor any of its Affiliates will directly either for itself or any other Person, solicit for employment, or make a promise of solicitation for employment to, any employee of the Company or any of its Subsidiaries employed as of the date of this Agreement. Notwithstanding the foregoing, the restrictions set forth in this Section 4.4(f) shall not apply to (i) solicitations of employment or offers for employment made through (A) general public advertising, (B) employment or job postings on the website of Koch Industries, Inc., JZH or any of JZH’s Affiliates or (C) employment advertisements posted at industry or trade conventions, (ii) offers of employment made to and employing any individual who contacts JZH or any of its Affiliates on his or her own initiative, or (iii) offers made to individuals no longer employed of the Company or any of its Subsidiaries.

4.5 JZH Confidentiality.

(a) The Seller Parties and Buyer acknowledge and agree that the 2003 Formation Agreement and the 2006 Formation Agreement shall both be automatically terminated without the requirement of any further action by any party thereto and, notwithstanding any provisions thereof to the contrary, all provisions thereof shall not survive such termination nor be of any force or effect following such termination.

(b) For a period of three (3) years after the Closing Date, neither JZH nor any of its Affiliates shall, except in performance of their obligations to Buyer under this Agreement or any agreement related thereto, disclose, or publish any Confidential Information, unless (i) such information is, or becomes after the date hereof, available to the public other than through a breach of this Section 4.5 by JZH or any of its Affiliates, (ii) such disclosure or publication is required or requested as set forth in the following paragraph, (iii) the disclosure is required by or necessary or appropriate in connection with a legal proceeding, including in defense against any claim for indemnification under this Agreement, or (iv) such information becomes available to JZH or any of its Affiliates from a Person who is not subject to a duty of confidentiality in favor of the Company prohibiting the disclosure of such information to JZH or its Affiliates. Neither JZH nor any of its Affiliates shall be in violation of Section 4.5(b) if, with respect to Section 4.5(b)(iv), (A) neither JZH nor such Affiliate has actual, present knowledge that the Person making such disclosure to JZH or such Affiliate has a duty to keep confidential such Confidential Information or (B) upon JZH or such Affiliate acquiring actual, present knowledge that the Person making such disclosure has a duty not to disclose to JZH or any of its Affiliates the Confidential Information, JZH or such Affiliate ceases use of such Confidential Information. For purposes of this Agreement, “Confidential Information” includes the proprietary or confidential information of the Company and/or its Subsidiaries possessed by JZH or any of its Affiliates as of the Closing that is (y) conspicuously identified as “Confidential” or “Proprietary”, or (z) such that under all of the circumstances, a reasonable Person would consider confidential and/or proprietary information of the Company.

(c) In the event that JZH or any of its Affiliates are requested by a Governmental Authority or reasonably believe that JZH or any of its Affiliates are required to disclose any Confidential Information (i) in connection with any judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand, order, or similar process or document) or (ii) by applicable Law, JZH or such Affiliate may, without any liability hereunder, disclose only the portion of such Confidential Information that JZH or such Affiliate reasonably believes is requested by a Governmental Authority or required to be disclosed; provided, that they will, to the extent legally permissible, provide Buyer with prompt notice of such request or requirement(s). JZH also agrees, to the extent legally permissible, to provide Buyer, in advance of any such disclosure, with a list of any Confidential Information intended to be disclosed (and, if applicable, the text of the disclosure language itself) and to reasonably cooperate (at Buyer’s expense) with Buyer, to the extent legally permissible, to the extent Buyer may seek to limit such disclosure.

(d) The expiration of the time period of this Section 4.5 does not authorize the use or disclosure of any information in the possession of JZH or any of its Affiliates which is subject to protection as a trade secret under applicable Law so long as all three (3) of the following conditions have been satisfied: (i) such information is, as of the Closing, a trade secret of the Company or its Subsidiaries under applicable Law, (ii) such information was disclosed to JZH or any of its Affiliates prior to Closing and such information was conspicuously identified as “Confidential,” “Proprietary,” or words of similar meaning and (iii) JZH or any of its Affiliates has actual, present knowledge that such information is, as of the Closing, a trade secret of the Company or its Subsidiaries under applicable Law.

4.6 Press Releases and Announcements. Neither Buyer nor Sellers shall issue any press release or public announcement concerning this Agreement or the Transactions that contains the name of any Party without obtaining the prior approval of such Party, which approval will not be unreasonably withheld, conditioned or delayed, unless, in the reasonable judgment of Sellers or Buyer, disclosure is otherwise required by applicable Law, provided that, to the extent required by applicable Law, the Party intending to make such release shall use its commercially reasonable efforts consistent with applicable Law to consult with the other Parties with respect to the text thereof.

4.7 Waiver and Release.

(a) Effective as of the Closing, Buyer, on behalf of itself and each of its officers, directors and agents in their capacity as officers, directors and agents, respectively; parents; subsidiaries; Affiliates (including the Company and its Subsidiaries); divisions; departments; agencies; predecessors; successors and assigns; and all related entities, hereby forever releases and discharges each Seller, and its respective predecessors, successors, Affiliates, agents, lawyers, officers, directors, employees and shareholders and their respective successors and assigns (collectively, the “Seller Released Parties”), from any and all past, present and future obligations, adjustments, liability for payment of interest, offsets, actions, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, representations and warranties, covenants, contracts, controversies, agreements, promises, damages, judgments, liens, rights, costs and expenses (including attorneys’ fees and costs actually incurred), claims and demands, liabilities and losses of any nature whatsoever, whether grounded in law or in equity, in contract or in tort, all whether known or unknown, vested or contingent, that Buyer, any of its Affiliates (including the Company and its Subsidiaries), and any of its and their respective successors and assigns, now has, owns, or holds or claims to have, own, or hold, or at any time had, owned, or held, or claimed to have had, owned, or held, or may after the consummation of this Agreement have, own, or hold or claim to have, own, or hold, against any Seller Released Party, arising from, based upon, or in any way related to Sellers’ investment in or operation of the Company, and the transactions consummated in connection therewith, and the transactions contemplated thereby or hereby, and all agreements, transactions, actions or omissions related to or contemplated by the foregoing, including, without limitation, all agreements set forth on Schedule 4.7(a) hereto, it being the intention of the parties hereto that this Agreement operate as a full and final settlement of each Seller’s past, present and future liabilities and obligations to the Company and its Subsidiaries under and in connection with Sellers’ investment in or operation of the Company, the transactions consummated in connection therewith, and the transactions contemplated thereby and hereby; provided, however, that this release does not discharge any obligations of any Seller to Buyer that shall be undertaken, imposed or arising pursuant to the terms of (i) this Agreement or (ii) any Contracts set forth on Schedule 1.4(iv).

(b) Effective as of the Closing, each Seller, on behalf of itself and each of its officers, directors and agents in their capacity as officers, directors and agents, respectively; parents; subsidiaries; Affiliates; divisions; departments; agencies; predecessors; successors and assigns; and all related entities, hereby forever releases and discharges the Company, its Subsidiaries and their respective predecessors, successors, Affiliates, agents, lawyers, officers, directors, employees and shareholders and their respective successors and assigns (collectively, the “Buyer Released Parties”), from any and all past, present and future obligations, adjustments, liability for payment of interest, offsets, actions, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, representations and warranties, covenants, contracts, controversies, agreements, promises, damages, judgments, liens, rights, costs and expenses (including attorneys’ fees and costs actually incurred), claims and demands, liabilities and losses of any nature whatsoever, whether grounded in law or in equity, in contract or in tort, all whether known or unknown, vested or contingent, that such Seller, any of its Affiliates, and any of its and their respective successors and assigns, now has, owns, or holds or claims to have, own, or hold, or at any time had, owned, or held, or claimed to have had, owned, or held, or may after the consummation of this Agreement have, own, or hold or claim to have, own, or hold, against any Buyer Released Party, arising from, based upon, or in any way related to the operation of the Company prior to the date hereof, it being the intention of the parties hereto that this Agreement operate as a full and final settlement of the Company’s past, present and future liabilities and obligations to the Sellers under and in connection with the operation of the Company prior to the date hereof; provided, however, that this release does not discharge any obligations of Buyer or Newco to any Seller that shall be undertaken, imposed or arising pursuant to the terms of (i) this Agreement or (ii) any Contracts set forth on Schedule 1.4(iv).

4.8 Termination of Existing Agreements. Each of Sellers hereby waives, in each case with respect to the consummation of the Transactions, all of the provisions set forth in the 2003 Formation Agreement, 2006 Formation Agreement and Limited Liability Company

Agreement of the Company which are required to be waived to consummate the Transaction contemplated hereby. The (a) 2003 Formation Agreement, (b) 2006 Formation Agreement, (c) the Limited Liability Company Agreement, and (d) all other agreements set forth on Schedule 4.7(a) hereto, are each terminated without the requirement of any further action by any party thereto and, notwithstanding any provisions thereof to the contrary, all provisions thereof shall not survive such termination nor be of any force or effect following such termination.

4.9 Buyer and Newco Stock Certificates. Each stock certificate delivered by Newco and Buyer to Company Members will be imprinted with legends substantially in the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS (“ACTS”). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACTS OR AN OPINION OF COUNSEL SATISFACTORY TO TEAM, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

4.10 Director and Officer Indemnification. Buyer agrees that all of the rights of any Seller Released Party to indemnification and exculpation from Liabilities for acts or omissions occurring before the Closing Date as provided for the Organizational Documents of the Company (including Section 8.01 of the Limited Liability Company Agreement) shall survive the Closing and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended, or otherwise modified in any manner that would adversely affect any rights of any Seller Released Party.

4.11 JZH Marks. The Parties agree that (i) after the Closing, the Buyer, Newco, the Company, and its Subsidiaries shall have no right, title or interest in or to (A) the MBM Materials or (B) the names “Koch”, “John Zink” and “Koch Chemical Technology Group”, the trademarks “Market Based Management” and “MBM”, or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any derivations, modifications or alterations thereof, and any word, name or mark confusingly similar thereto (collectively, the “JZH Marks”), (ii) Buyer, Newco, the Company and its Subsidiaries shall have no right to use the MBM Materials or the JZH Marks after the Closing Date, and (iii) Buyer shall, and shall cause the Company and its Subsidiaries to, otherwise cease holding themselves out as having any affiliation with JZH, Koch Industries, Inc. or any of their respective Affiliates. In furtherance thereof, as promptly as practicable but in no event later than ninety (90) days after the Closing Date, Buyer shall, and shall cause the Company and its Subsidiaries to, (x) remove, strike over or otherwise obliterate all JZH Marks from all materials and (y) permanently and irretrievably destroy all MBM Materials, in the events of (x) and (y) whether held by a Buyer or under the control of a Buyer, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software, technical guidelines, standards and procedures and other materials. The Parties agree that damages would be an inadequate remedy and that a Person seeking to enforce this Section 4.11 shall be entitled to seek specific performance and injunctive relief as remedies for any breach hereof in addition to any other remedies available at law or in equity.

4.12 Tax Matters.

(a) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties, interest and additions), if any, incurred in connection with this Agreement, shall be paid by Sellers when due, and Sellers will, at their expense, file all necessary Tax Returns and other documentation with respect to such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause the Company to, join in the execution of any such Tax Returns and documentation.

(b) Tax Periods Ending on or Before the Closing Date. Sellers shall, at their own expense, prepare or cause to be prepared and file and pay or cause to be filed and paid all Tax Returns for the Company and its Subsidiaries for all periods ending on or prior to the Closing Date, and if required by applicable law, any of the other Parties hereto will execute and join in the execution of any such filing. All such Tax Returns shall be prepared in accordance with the Tax Laws and past practice. Sellers shall permit Buyer to review and comment on each such Tax Return prior to filing. Notwithstanding any other provision of this Agreement or any Transaction Document, the Company shall make a distribution to the Sellers for the payment of any income Taxes as applicable are contemplated by Section 4.02 of the Company’s Limited Liability Company Agreement (notwithstanding the termination of such agreement), but not in excess of $300,000. Such distribution shall not Breach any obligation of Sellers hereunder or thereunder. Such distribution shall be made not later than December 31, 2010.

(c) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company and its Subsidiaries (the “Straddle Tax Returns”) for Tax periods which begin before the Closing Date and end after the Closing Date (the “Straddle Period”). Buyer shall permit Sellers to review and comment on each such Tax Return prior to filing. The Sellers shall pay to the Buyer within five (5) days before the date on which Taxes are paid with respect to such Straddle Periods an amount equal to the portion of the Taxes relating to the portion of the Straddle Period ending on the Closing Date to the extent that such Sellers would be obligated to indemnify the Buyer under Section 5.2(a)(iii). For purposes of this subsection, in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax which relates to the portion of the Straddle Period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the Straddle Period ended on the Closing Date; provided, however, that any items relating to income or receipts that are determined on an annual or periodic basis including, but not limited to, exemptions and amortization and depreciation deductions shall be determined on a pro rated basis in the same manner as (i) above.

(d) Cooperation on Tax Matters.

(i) Sellers, the Company and its Subsidiaries, and Buyer shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 4.12 and any audit, litigation or other proceeding with respect to Taxes relating to the business of the Company and its Subsidiaries. Such cooperation shall include signing any Tax Return, amended Tax Returns, claims or other documents necessary to settle any Tax controversy, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any relevant taxing authority and to give Sellers fifteen (15) days written notice prior to transferring, destroying or discarding any such books and records.

(ii) Sellers shall have the right to participate in and to direct Buyer in respect of any Tax proceeding to the extent it relates to a Pre-Closing Tax Period of the Company and its Subsidiaries, provided, however, that Buyer shall not be required to follow Seller’s direction in any case in which the consequence would reasonably be expected to materially increase the Tax liability of, or otherwise have a Material Adverse Effect on, the Company and its Subsidiaries, Newco or Buyer that the Seller are not required to indemnify pursuant to Section 5.2(a)(iii). Sellers shall have no right to require the Company or its Subsidiaries to settle or compromise any such proceeding, but Buyer agrees to settle upon terms proposed by Sellers if and to the extent Buyer reasonably determines that doing so will not increase the Tax liability of, or otherwise have a Material Adverse Effect on, the Company, its Subsidiaries, or Buyer.

(iii) Buyer, the Company and its Subsidiaries, and Sellers further agree, upon request by the other, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that would reasonably be expected to be imposed (including, but not limited to, with respect to the Transactions).

ARTICLE 5.

INDEMNIFICATION

5.1 Survival of Representations and Warranties.

(a) Each representation and warranty of each Seller contained in Section 2.1 will survive the Closing and will continue in full force and effect until the statute of limitations applicable to a particular representation or warranty expires. Each representation and warranty of the Company Members contained in Article 3 will survive the Closing and continue in full force and effect for eighteen (18) months thereafter, except (i) the representations and warranties set forth in Section 3.15 (Intellectual Property), which will survive the Closing and continue in full force and effect until the third (3rd) anniversary of the Closing Date and (ii) the representations and warranties set forth in Sections 3.2 (Power and Authority; Enforceability), 3.3 (No Violation), 3.5 (Capitalization), and 3.12 (Tax Matters), which will survive the Closing and continue in full force and effect until the statute of limitations applicable to a particular representation or warranty expires.

(b) Each representation and warranty of Buyer contained in Section 2.2 will survive the Closing and continue in full force and effect for eighteen (18) months thereafter.

5.2 Indemnification Provisions for Buyer’s Benefit.

(a) Each Seller, severally and not jointly, will defend, indemnify, and hold the Buyer Indemnified Persons harmless from and pay any and all Damages, directly resulting from, relating to, arising out of, or attributable to any one of the following:

(i) any Breach of any representation or warranty by such Seller made in Section 2.1;

(ii) any Breach by such Seller of any covenant or obligation of such Seller in this Agreement; and

(iii) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for any Pre-Closing Tax Period and the portion through the end of the Closing Date for any Straddle Period (to the extent allocated in a manner consistent with Section 4.10(c).

(b) Each Seller, severally and not jointly, will defend, indemnify, and hold the Buyer Indemnified Persons harmless from and pay any and all Damages, directly resulting from, relating to, arising out of, or attributable to any Breach of any representation or warranty by any Company Member made in Article 3.

(c) Subject to the limitations set forth in this Article 5, including those set forth in Section 5.5, the maximum liability of each Seller under this Section 5.2 shall be equal to the product of (i) the total liability for any indemnification required under this Section 5.2 multiplied by (ii) such Seller’s percentage of ownership of the Membership Interests as reflected on Schedule 2.1(e).

5.3 Indemnification Provisions for Sellers’ Benefit. Buyer and Newco will defend, indemnify, and hold the Seller Indemnified Persons harmless from and pay any and all Damages, directly resulting from, relating to, arising out of, or attributable to any of the following:

(a) any Breach of any representation or warranty Buyer or Newco has made in Section 2.2; and

(b) any Breach by Buyer or Newco of any covenant or obligation of Buyer or Newco in this Agreement.

5.4 Indemnification Claim Procedures.

(a) Any claim for indemnification under this Article 5 must be brought prior to the expiration of the applicable survival period set forth in Section 5.1. Notwithstanding the foregoing, any representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the preceding provisions if written notice as described in Section 5.4(b) has been given to the Party against whom such indemnification may be sought prior to such time; provided that such right of indemnity shall continue to survive and shall remain a basis for indemnification hereunder only until the related claim for indemnification is resolved or disposed of in accordance with the terms of this Article 5.

(b) If any Action is commenced in which any Indemnitee is a party or other matter arises, which, in either case, may give rise to a claim for indemnification against any Indemnitor then such Indemnitee shall promptly give notice to the Indemnitor. Such notice must describe the claim in reasonable detail and must indicate the amount (estimated, if necessary and to the extent feasible) of the Damages that has been or may be suffered by the Indemnitee. Except as described in Section 5.4(a), failure to notify the Indemnitor will not relieve the Indemnitor of any Liability that it may have to the Indemnitee, except to the extent the defense of such Action is materially prejudiced by the Indemnitee’s failure to give such notice.

(c) An Indemnitor will have the right to defend against an Indemnification Claim, other than a Indemnification Claim related to Taxes, with counsel of its choice reasonably satisfactory to the Indemnitee if (i) the Indemnitor provides the Indemnitee with evidence reasonably acceptable to the Indemnitee that the Indemnitor will have the financial resources to defend against the Indemnification Claim and pay, in cash, all Damages the Indemnitee may suffer resulting from, relating to, arising out of, or attributable to the Indemnification Claim, (ii) the Indemnification Claim involves only money Damages and does not seek an injunction or other equitable relief, (iii) settlement of, or an adverse judgment with respect to, the Indemnification Claim is not in the good faith judgment of the Indemnitee likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnitee, and (iv) the Indemnitor conducts the defense of the Indemnification Claim actively and diligently.

(d) So long as the Indemnitor is conducting the defense of the Indemnification Claim in accordance with Section 5.4(b), (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Indemnification Claim, and (ii) the Indemnitor will not consent to the settlement of, or entry of any Order with respect to, the Indemnification Claim without the prior written consent of the Indemnitee (not to be withheld or delayed unreasonably); provided that it will not be deemed to be unreasonable for an Indemnitee to withhold its consent (A) with respect to any finding of or admission (1) of any violation of any Law, Order or Permit, (2) of any violation of the rights of any Person, or (3) which Indemnitee reasonably believes would have a Material Adverse Effect on any other Actions to which the Indemnitee or its Affiliates are party or to which Indemnitee has a good faith belief they may become party, or (B) if any portion of such Order disclosing Company or Buyer confidential information would not remain sealed).

(e) In connection with any Indemnification Claim for Taxes, or if any condition in Section 5.4(b) is or becomes unsatisfied, (i) the Indemnitee may defend against, and consent to the entry of any Order with respect to, an Indemnification Claim in any manner it may deem appropriate (and the Indemnitee need not consult with, or obtain any consent from, any Indemnitor in connection therewith), (ii) each Indemnitor will severally be obligated to reimburse the Indemnitee promptly and periodically for the Damages relating to defending against the Indemnification Claim as provided for in Section 5.2, and (iii) each Indemnitor will remain severally Liable for any Damages the Indemnitee may suffer relating to the Indemnification Claim to the fullest extent provided in this Article 5.

(f) Each Party hereby consents to the non-exclusive jurisdiction of any Governmental Authority in which an Action is brought against any Indemnitee for purposes of any Indemnification Claim that an Indemnitee may have under this Agreement with respect to such Action or the matters alleged therein, and agrees that process may be served on such Party with respect to such claim anywhere in the world.

(g) Except for the specific representations and warranties expressly made in Section 2.1 and Article 3, (1) Buyer and Newco acknowledges and agrees that (A) no Seller is making or has made any representation or warranty, expressed or implied, at law or in equity, in respect of the Company, the Company’s Subsidiaries, or any of the Company’s or its Subsidiaries’ respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY ASSETS, the nature or extent of any liabilities, the prospects of their business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Company or any Company Subsidiary furnished to Buyer or its representatives or made available to Buyer and its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever, and (B) no officer, agent, representative or employee of any Seller, the Company or any of the Company’s Subsidiaries has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided; (2) Buyer and Newco each specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company and each Seller has specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; (3) Buyer and Newco each specifically disclaims any obligation or duty by any Seller, the Company or any other Person to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Section 2.1 or Article 3 of this Agreement; and (4) Buyer is acquiring the Company subject only to the specific representations and warranties set forth in Section 2.1 and Article 3 of this Agreement as further limited by the specifically bargained-for exclusive remedies as set forth in Article 5.

5.5 Limitations on Sellers’ Indemnification Liability.

(a) The maximum aggregate Liability of all Sellers for Damages under Section 5.2 related to Breaches of the representations and warranties contained in Section 2.1 and Article 3 will not exceed $4,000,000; provided, however, that with respect to Breaches of Sections 3.1 (Entity Status), 3.5 (Capitalization) or Section 3.12 (Tax Matters), the limitation shall be the amount of the cash consideration described in Section 1.2(a).

(b) No Seller will have Liability for Damages under Section 5.2(a) related to Breaches of the representations and warranties of such Seller contained in Section 2.1 unless and until the aggregate Damages incurred with respect to such Breach exceeds $450,000 (the “Threshold Amount”) applied as an aggregate to all Sellers; and such Seller shall be Liable only to the extent the aggregate Damages incurred under Section 5.2(a) as to all Sellers exceeds the Threshold Amount.

(c) Except with respect to Damages arising from or related to Breaches of Section 3.5, no Seller will have Liability for Damages under Section 5.2(b) related to Breaches of the representations and warranties of the Company Members contained in Article 3 unless and until the aggregate Damages as to all Sellers incurred with respect to such Breach exceeds the Threshold Amount; and any Seller shall be Liable only to the extent the aggregate Damages at to all Sellers incurred under Section 5.2(b) exceeds the Threshold Amount. Any Damages arising from or related to Breaches of Section 3.5 shall not be subject to the Threshold Amount.

(d) Each of the Parties acknowledges that (i) there are no representations or warranties other than those expressly set forth in this Agreement; and (ii) no party has relied or will rely in respect of this Agreement or the Transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it, other than this Agreement, including the Schedules hereto. Sellers will not have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any information not contained in this Agreement and the Schedules hereto.

5.6 Indemnification Fund.

(a) With respect to any Company Member who has received Buyer Common Stock pursuant to Section 1.2(b) hereof (the “Restricted Stock”), the Company’s and/or Buyer’s remedy hereunder as to such Company Member is to be first recovered from such Restricted Stock.

(b) At Closing, the Restricted Stock will be issued in the name of each Company Member but will be held by a third-party for the vesting period of the Restricted Stock pursuant to the terms of this Agreement (the “Indemnification Fund”) for the purpose of securing, to the extent of the Indemnification Fund, the obligations of each Company Member under Section 5.2 hereof. If, on the first anniversary of the Closing Date, there is no pending Indemnification Claim pursuant to Section 5.2 hereof, one-third of the amount in the Indemnification Fund shall be distributed by the third-party to each Company Member pro rata and the trading restrictions on such shares shall lapse in accordance with Section 1.2(b) hereof. The amount remaining in the Indemnification Fund following the first anniversary of the Closing Date and the above distribution shall remain in the Indemnification Fund, subject to the terms of this Agreement until the second anniversary of the Closing Date. If, on the second anniversary of the Closing Date, there is no pending Indemnification Claim pursuant to Section 5.2 hereof, an additional one-third of the amount in the Indemnification Fund shall be distributed to each Company Member pro rata and the trading restrictions on such shares shall lapse in accordance with Section 1.2(b) hereof. The amount remaining in the Indemnification Fund following the second anniversary of the Closing Date and the above distributions shall remain in the Indemnification Fund, subject to the terms of this Agreement until the third anniversary of the Closing Date. If, on the third anniversary of the Closing Date, there is no pending Indemnification Claim pursuant to Section 5.2 hereof, the remaining amount in the Indemnification Fund shall be distributed to each Company Member pro rata and the trading restrictions on such shares shall lapse in accordance with Section 1.2(b) hereof.

(c) If it is determined that an Indemnification Claim under Section 5.2 hereof should be paid, Buyer shall first recover payment for such claim from the Indemnification Fund in an amount equal to the market value of the shares of Restricted Stock in the Indemnification Fund at the time of such payment. Notwithstanding anything to the contrary in Section 5.6(b) above, after each anniversary date, any amount in the Indemnification Fund that was subject to a pending Indemnification Claim pursuant to Section 5.2 hereof, shall be distributed to the Company Members pro rata, if and when such Indemnification Claim has been determined resolved (i) by the written agreement of the parties, (ii) by mediation, (iii) by a final judgment or decree of any court of competent jurisdiction, or (iv) by any other means agreed in writing by the Company Members and Buyer. A judgment or decree of a court shall be deemed final when the time for appeal, if any, has expired and no appeal shall have been taken or when all appeals taken have been fully determined. If an indemnification claim is to be paid from the Indemnification Fund, any Restricted Stock held in the Indemnification Fund shall be valued as if such Restricted Stock were freely tradeable shares of Buyer Common Stock.

5.7 Other Indemnification Provisions.

(a) EXCEPT IN THE EVENT OF FRAUD, THE SOLE AND EXCLUSIVE REMEDY FOR ANY AND ALL CLAIMS ARISING UNDER, OUT OF, OR RELATED TO THIS AGREEMENT, OR THE SALE AND PURCHASE OF THE MEMBERSHIP INTERESTS, SHALL BE THE RIGHTS OF INDEMNIFICATION SET FORTH IN ARTICLE 5 ONLY, AND NO PERSON WILL HAVE ANY OTHER ENTITLEMENT, REMEDY OR RECOURSE (INCLUDING ANY ADJUSTMENT, REDUCTION, SET-OFF, DAMAGES, OR THE LIKE), WHETHER IN CONTRACT, TORT OR OTHERWISE, IT BEING AGREED THAT ALL OF SUCH OTHER REMEDIES, ENTITLEMENTS AND RECOURSE ARE EXPRESSLY WAIVED AND RELEASED BY THE PARTIES HERETO TO THE FULLEST EXTENT PERMITTED BY LAW. THE PROVISIONS OF THIS SECTION 5.7(A), AND THE LIMITED REMEDIES PROVIDED IN ARTICLE 5, WERE SPECIFICALLY BARGAINED-FOR BETWEEN THE PARTIES AND WERE TAKEN INTO ACCOUNT BY BUYER AND SELLERS IN ARRIVING AT THE CONSIDERATION PROVIDED FOR IN SECTION 1.2 HEREOF. THE SELLERS HAVE SPECIFICALLY RELIED UPON THE PROVISIONS OF THIS SECTION 5.7(A), AND THE LIMITED REMEDIES PROVIDED IN ARTICLE 5, IN AGREEING TO THE CONSIDERATION PROVIDED FOR IN SECTION 1.2 HEREOF AND IN AGREEING TO PROVIDE THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN.

(b) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT.

5.8 Non-Recourse Against Individuals. Except for Katz, Altenberg and Jeffrey L. Ott, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Company, the Sellers, or any of their respective Affiliates shall have any personal liability (whether in contract or in tort) for any obligations or liabilities of the Sellers arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the sale and purchase of the Membership Interests, including, without limitation, any alleged non-disclosure or misrepresentations made by any such Persons.

ARTICLE 6.

DEFINITIONS

“2003 Formation Agreement” means that certain Business Venture Formation Agreement dated December 31, 2006, between QI3 Limited Partnership, a Delaware limited partnership, and JZH (formerly known as Tru-Tec Services, Inc.)

“2006 Formation Agreement” means that certain Business Venture Formation Agreement dated December 31, 2006, between Energy Systems Integrity, LLC., a Delaware limited liability company, and JZH.

“Accredited Investor” is defined in Regulation D promulgated under the Securities Act.

“Action” means any action, appeal, petition, plea, charge, complaint (in litigation), claim, suit, demand, litigation, arbitration, mediation, hearing, investigation or similar event, occurrence, or proceeding.

“Affiliate” with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. As used herein, the term “control” means possession, directly or indirectly, of more than fifty percent (50%) of the voting rights, by contract or otherwise, in the election or appointment of directors, or similar management positions, of any company or legal entity.

“Agreement” is defined in the preamble to this Agreement.

“Alexius” is defined in the preamble to this Agreement.

“Altenberg” is defined in the preamble to this Agreement.

“Ancillary Agreements” means the Put/Call Option and Non-Competition Agreements.

“Audit” is defined in Section 3.12(e).

“Balance Sheet Date” is defined in Section 3.8.

“Basis” means any past or current fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction about which the relevant Person has Knowledge that forms a reasonable basis to expect a specified consequence to be likely to occur.

“Benefit Plan” is defined in Section 3.25(a).

“Breach” means any breach, inaccuracy, failure to perform, failure to comply, conflict with, default, violation, acceleration, termination, or cancellation.

“Business Days” means a day, except Saturday, Sunday and days when federally chartered banks in the United States are required to be closed.

“Buyer” is defined in the preamble to this Agreement.

“Buyer Common Stock” means the common stock, par value $0.30 per share, of Buyer.

“Buyer Indemnified Persons” means Buyer and Newco and their respective Affiliates and their officers, directors, employees, agents, representatives, controlling Persons, stockholders and the Company and any Person who was an officer, manager, director or employee of the Company if such Person at and after the time of Closing is not a Seller or an Affiliate thereof.

“Buyer Released Parties” is defined in Section 4.7(b).

“Closing” is defined in Section 1.3.

“Closing Date” is defined in Section 1.3.

“COBRA” is defined in Section 3.25(d).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

“Commitment” with respect to any Person means: (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require such Person to issue any of its Equity Interests, or any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of such Person; (b) statutory pre-emptive rights or pre-emptive rights granted under the applicable Person’s Organizational Documents; and (c) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to such Person.

“Company” means Quest Integrity Group, LLC, a Delaware limited liability company.

“Confidential Information” is defined in Section 4.5(b).

“Consent” means any consent, approval, notification, waiver, ratification, or other similar action that is necessary.

“Contract” means any contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, heads of agreement, promise, License, obligation, right, instrument, document, or other similar understanding, whether written or oral.

“Damages” means all damages, losses, Liabilities, payments, amounts paid in settlement, obligations, fines, penalties, costs, expenses (including reasonable fees and expenses of outside attorneys, accountants and other professional advisors and of expert witnesses and other out of pocket third party costs (specifically excluding any of the Indemnitee’s internal costs) of investigation, preparation and litigation in connection with any Action or Threatened Action) of any kind or nature whatsoever.

“Encumbrance” means any Order, Security Interest, easement, restrictive covenant, community property interest, equitable interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Enforceable” - a Contract is “Enforceable” if it is the legal, valid, and binding obligation of the applicable Person enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

“Environment” means soil, land surface or subsurface strata, waters (including, navigable ocean, stream, pond, reservoirs, drainage, basins, wetland, ground, and drinking), sediments, ambient air (including indoor), noise, plant life, animal life, and all other environmental media or natural resources.

“Environmental, Health, and Safety Requirements” means all Orders, Contracts, Laws, and programs (including those promulgated or sponsored by industry associations, insurance companies, and risk management companies) concerning or relating to public health and safety, worker/occupational health and safety, and pollution or protection of the Environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, Release, Threatened Release, control, or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now in effect.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and (c) any other direct or indirect equity ownership or participation in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and guidance promulgated thereunder.

“ERISA Affiliate” is defined in Section 3.25(a).

“Financial Statements” is defined in Section 3.8.

“Foreign Corrupt Practices Act” means the Foreign Corrupt Practices Act of 1977.

“Fraud” means a material misrepresentation or material omission made by a Person with respect to the specific representation and warranty made by such Person in Section 2.1 or Article 3 of this Agreement that such Person knew was false when made and was made with the intention that another Person rely upon such misrepresentation or omission.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

“Holders” is defined in the Recitals.

“Indebtedness” means, without duplication, (i) all obligations to any Person for borrowed money, including (a) any obligation to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit, and (b) any guaranty with respect to indebtedness for borrowed money of another Person, (ii) obligations of the Company evidenced by any note, bond, debenture or other debt security, (iii) any obligations of the Company for or on account of capitalized leases, (iv) any obligations of the Company for the reimbursement of letters of credit, bankers’ acceptance or similar credit transactions, and (v) any obligations of the types described in clauses (i) through (iv) above of any Person other than the Company, the payment of which is guaranteed, directly or indirectly, by the Company.

“Indemnification Claim” means any claim for indemnification by an Indemnitee against an Indemnitor under Article 5 of this Agreement.

“Indemnification Fund” is defined in Section 5.6(b).

“Indemnitees” means, individually and as a group, the Buyer Indemnified Persons and the Seller Indemnified Persons.

“Indemnitor” means any Person having any obligation to indemnify an Indemnitee pursuant to Article 5 this Agreement.

“Intellectual Property” means all (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and re-examinations relating thereto, (b) trademarks, service marks, trade dress, logos, trade names, domain names, and corporate names, and all goodwill associated therewith, together with all translations, adaptations, derivations, and combinations, applications, registrations, and renewals relating thereto, (c) copyrightable works, all copyrights, and all applications, registrations, and renewals relating thereto, (d) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) computer software (including all data and related documentation), (f) other proprietary rights, (g) mask works and all applications, registrations, and renewals relating thereto and (h) copies and tangible embodiments of the foregoing (in whatever form or medium).

“Interim Balance Sheet” means the balance sheet contained within the Interim Financial Statements.

“Interim Financial Statements” is defined in Section 3.8.

“IRS” means the United States Internal Revenue Service.

“JZH” is defined in the preamble to this Agreement.

“JZH Marks” is defined in Section 4.11.

“Katz” is defined in the preamble to this Agreement.

“Knowledge” - an individual will be deemed to have “Knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter, or (b) a prudent individual in such similar situation would reasonably be expected to be aware of such fact or other matter. A Person other than an individual will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is then serving as a director, partner, manager, officer, member, executor, or trustee of such Person (or in any similar capacity) has Knowledge as an individual of such fact or other matter.

“Knowledge of any Company Member” shall mean the Knowledge of Milton Altenberg, Jeffrey L. Ott or Todd Katz.

“Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Authority, each as amended and now in effect.

“Leased Real Property” is defined in Section 3.14(b).

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“License” means any permit, license and authorization, including franchise, certificate, approval, consent, certificate or authorization, registration and other authorization of foreign, federal, state and local governments or regulatory authorities, or other similar authorization.

“Limited Liability Company Agreement” means the Limited Liability Agreement of the Company, dated January 1, 2007.

“Material Adverse Change (or Effect)” with respect to any Person, means a material adverse effect on the assets, financial condition, or results of operations, of such Person and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or would be, such a material adverse effect: (i) any failure on the part of such Person and its Subsidiaries, taken as a whole, to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance; (ii) any adverse effect (including any litigation, loss of employees, cancellation of or delay in customer orders, reduction in revenue or net income or disruption of business relationships) arising from or attributable or relating to (A) the public announcement of the Transactions, (B) conditions affecting the industry or any industry sector in which such Person and its Subsidiaries, taken as a whole, operates or participates or any change in the general U.S. economy or financial markets or any foreign economy or financial markets in any location where such Person and its Subsidiaries have material operations or sales that does not materially disproportionately affect the business, operations (including results of operation), assets, liabilities or financial condition of such Person and its Subsidiaries taken as a whole as compared to other similarly situated Persons in the industries in which such Person and its Subsidiaries operate, (C) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof that does not materially disproportionately affect such Person and its Subsidiaries, taken as a whole, (D) any action required to be taken under applicable Laws, rules, regulations or agreements that does not materially disproportionately affect such Person and its Subsidiaries, taken as a whole, as compared to other similarly situated Persons in the industries in which such Person and its Subsidiaries operate; (E) any omission to act or action taken with the consent or upon the request of Buyer (including those omissions to act or actions taken which are required by this Agreement), or (F) any natural disaster, act of war, armed hostilities or terrorism or any worsening thereof that does not materially disproportionately affect such Person and its Subsidiaries, taken as a whole, as compared to other similarly situated Persons in the industries in which such Person and its Subsidiaries operate; (iii) any adverse effect that is temporary or seasonal in nature.

“MBM Materials” mean all posters, pamphlets, stickers, training material, templates, models, instructions, audio and/or visual recordings, guidelines, printed and electronic materials, and other works of authorship regarding or referencing JZH’s, Koch Industries, Inc.’s or their respective Affiliates’ management philosophy referred to as “Market Based Management” or “MBM”.

“Membership Interests” is defined in Section 1.1.

“Newco” is defined in the preamble to this Agreement.

“Newco Common Stock” means the Class A Common Stock, $1.00 par value per share, and Class B Common Stock, $1.00 par value per share, of Newco.

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by or before any Governmental Authority or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency) of the relevant Person and its Subsidiaries.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Parties” means the Company, Buyer, Newco, JZH, Altenberg, Ring Mountain, Qi2, Alexius and Katz.

“Permit” means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law or Governmental Authority.

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, labor organization, unincorporated organization, or Governmental Authority.

“Predecessors” means, collectively, Tru-Tec Services, Inc., QI3 Limited Partnership, Energy Systems Integrity, LLC, and Quest Reliability, LLC.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Straddle Tax Period, the portion of such Tax period ending on the Closing Date.

“Qi2” is defined in the preamble to this Agreement.

“Receivables” means all receivables of the Company, including all Contracts in transit, manufacturers warranty receivables, notes, accounts receivable, trade account receivables, and insurance proceeds receivable.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other release into the Environment.

“Restricted Business” is defined in Section 4.4(e)(ii).

“Restricted Period” is defined in Section 4.4(b).

“Restricted Stock” is defined in Section 5.6(a).

“Ring Mountain” is defined in the preamble to this Agreement.

“Schedules” is defined in the preamble to Article 3.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Security Interest” means any security interest, deed of trust, mortgage, pledge, lien, charge, claim, or other similar interest or right, except for (i) statutory liens for current Taxes, assessments or other Governmental Authority charges, in each case, not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the Ordinary Course of Business, (iii) zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Authority, (iv) liens of public record, (v) restrictive covenants, easements and defects, imperfections or irregularities of title or liens, if any, that would not reasonably be expected to result in a Material Adverse Effect, (vi) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in any real property files that have been made available to Buyer or in the Disclosure Schedule, (vii) liens listed in Schedule 3.13 and (viii) liens created by Buyer, or their respective successors and assigns.

“Seller” and “Sellers” are defined in the preamble to this Agreement.

“Seller Indemnified Persons” means Sellers and their respective Affiliates and their respective officers, directors, managers, employees, agents, representatives, controlling Persons and members.

“Seller Parties” is defined in the preamble to this Agreement.

“Seller Released Parties” is defined in Section 4.7(a).

“Straddle Period” is defined in Section 4.12(c).

“Straddle Tax Returns” is defined in Section 4.12(c).

“Subsidiary” means, with respect to any Person or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, whether or not shown on a Tax Return, whether computed on a separate or consolidated unitary or combined basis or in any other manner.

“Tax Authority” means with respect to any Tax, the Governmental Authority that imposes such Tax and the agency (if any) charged with the collection or administration of such Tax for such entity.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Threatened” means a demand or statement has been made (orally or in writing) or a notice has been given (orally or in writing), or any other event has occurred or any other circumstances exist that would reasonably be expected to lead a prudent Person to conclude that an Action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

“Threatened Release” means any event that has occurred or other circumstances that exist that would reasonably be expected to lead a prudent Person to conclude that any Release, whether intentional or unintentional, is likely to occur now or in the future.

“Threshold Amount” is defined in Section 5.5(b).

“Transactions” means all of the transactions contemplated by this Agreement, including: (a) the sale of the Membership Interests by Sellers to Newco and Newco’s delivery of the consideration set forth in Section 1.2 therefor; (b) the execution, delivery, and performance of all of the documents, instruments and agreements to be executed, delivered, and performed in connection herewith, including each Ancillary Agreement; and (c) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement.

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Treas. Reg.” means the proposed, temporary and final regulations promulgated under the Code.

ARTICLE 7.

MISCELLANEOUS

7.1 Entire Agreement. This Agreement contains the entire agreement of the Parties respecting the sale and purchase of the Membership Interests and supersedes all prior agreements among the Parties respecting the sale and purchase of the Membership Interests. The Parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the sale and purchase of the Membership Interests exclusively in contract pursuant to the express terms and provisions of this Agreement; and the Parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all Parties specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the sale and purchase of the Membership Interests shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement); and the Parties hereby agree that no Party shall have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement.

7.2 Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are Enforceable by, the Parties and their respective successors.

7.3 Assignments. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Sellers; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

7.4 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing and shall be given (and will be deemed to have been duly given, if given) by hand delivery, courier service, or mailed by registered or certified mail, postage prepaid, return receipt requested, as set forth on Exhibit J hereto. Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Any Party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

7.5 Specific Performance. Sellers acknowledge that the Company’s business is unique and recognizes and affirms that in the event of a Breach of this Agreement by Sellers, money damages may be inadequate and Buyer may have no adequate remedy at law. Accordingly, Sellers agree that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to seek enforcement of its rights and Sellers’ obligations hereunder not only by an Action or Actions for damages but also by an Action or Actions for specific performance, injunctive and/or other equitable relief. If any such Action is brought by Buyer to enforce this Agreement, Sellers hereby waive the defense that there is an adequate remedy at law.

7.6 CONSENT TO JURISDICTION. ALL ACTIONS HEREUNDER MUST BE BROUGHT IN THE FEDERAL COURTS IN AND FOR THE SOUTHERN DISTRICT OF TEXAS WITHOUT REGARD TO ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF THE PARTIES. IF SUCH COURTS DO NOT HAVE JURISDICTION FOR ANY REASON, THEN ALL ACTIONS HEREUNDER MUST BE BROUGHT IN THE STATE COURTS LOCATED IN HARRIS COUNTY, TEXAS. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURTS, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.

7.7 Time. Time is of the essence in the performance of this Agreement.

7.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

7.9 Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

7.10 Governing Law. This Agreement and the performance of the Transactions and obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of Law principles.

7.11 Amendments and Waivers. No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same shall be in writing and signed by Buyer and Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or Breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

7.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof, provided that any provision of this Agreement that is invalid or unenforceable in any situation or in any jurisdiction will not affect the Enforceability of the remaining terms and provisions hereof or the Enforceability of the offending term or provision in any other situation or in any other jurisdiction.

7.13 Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions including all fees and expenses of agents, representatives, financial advisors, legal counsel, and accountants.

7.14 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means “including without limitation.” The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

7.15 Incorporation of Exhibits and Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule; provided that it is reasonably apparent on its face that the matter or item is responsive to the representation to which such other Schedule relates. Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

7.16 Delivery by PDF and Facsimile. This Agreement and any other Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of portable document format (“PDF”) or a facsimile machine, shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such Contract, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such Contract shall raise the use of PDF or a facsimile machine to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of PDF or a facsimile machine as a defense to the formation of a Contract and each such Party forever waives any such defense.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

TEAM, INC.

By:	/s/ André C. Bouchard
André C. Bouchard
Senior Vice President, General Counsel & Secretary

TQ ACQUISITION, INC.

By:	/s/ André C. Bouchard
André C. Bouchard
Senior Vice President, General Counsel & Secretary

SIGNATURE PAGE TO

MEMBERSHIP INTEREST PURCHASE AGREEMENT

QUEST INTEGRITY GROUP, LLC

By:	/s/ Jeff L. Ott
Name:	Jeff L. Ott
Title:	President

SIGNATURE PAGE TO

MEMBERSHIP INTEREST PURCHASE AGREEMENT

JOHN ZINK HOLDINGS, INC.

By:	/s/ Matthew Flamini
Name:	Matthew Flamini
Title:	Attorney-in-Fact

SIGNATURE PAGE TO

MEMBERSHIP INTEREST PURCHASE AGREEMENT

RING MOUNTAIN CAPITAL, LLC

By:	/s/ Jeff L. Ott
Name:	Jeff L. Ott
Title:	Managing Director

SIGNATURE PAGE TO

MEMBERSHIP INTEREST PURCHASE AGREEMENT

QUEST INTEGRATED, INC.

By:	/s/ Milton J. Altenberg
Name:	Milton J. Altenberg
Title:	CEO

ALEXIUS GROUP II, LLC

By:	/s/ Milton J. Altenberg
Name:	Milton J. Altenberg
Title:	Manager

MILTON J. ALTENBERG

/s/ Milton J. Altenberg
Milton J. Altenberg, individually

SIGNATURE PAGE TO

MEMBERSHIP INTEREST PURCHASE AGREEMENT

TODD KATZ

/s/ Todd Katz
Todd Katz, individually

SIGNATURE PAGE TO

MEMBERSHIP INTEREST PURCHASE AGREEMENT